Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of May 6, 2024

by and among

AGENUS INC., AGENUS ROYALTY FUND, LLC, AGENUS HOLDINGS 2024, LLC

and

LIGAND PHARMACEUTICALS INCORPORATED

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS AGREEMENT WITH THREE ASTERISKS [***].

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Exhibits

Exhibit A-1: Form of Closing Date Bill of Sale – Company

Exhibit A-2: Form of Closing Date Bill of Sale – Royalty Fund

Exhibit B: Form of Contribution Agreement

Exhibit C: Disclosure Schedule

Exhibit D: Form of Pledge and Security Agreement

Exhibit E: Form of Intercompany License Agreement

Exhibit F: [RESERVED]

Exhibit G-1: Form of BOT/BAL Security Agreement

Exhibit G-2: Form of Security Agreement

Exhibit H-1 LICR Agreements

Exhibit H-2 Selexis Agreements

Exhibit I-1: BMS Agreement

Exhibit I-2: Gilead Agreement

Exhibit I-3: Incyte Agreement

Exhibit I-4: Merck Agreement

Exhibit I-5: UroGen Agreement

Exhibit J: Sellers Account

Exhibit K: Form of Product Sub Operating Agreement

Exhibit L: XOMA Consent

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 6, 2024, is by and between AGENUS, INC., a Delaware corporation (the “Company”), AGENUS Royalty FUND, LLC, a Delaware limited liability company (“Royalty Fund” and together with the Company, each a “Seller” and collectively, the “Sellers”), AGENUS HOLDINGS 2024, LLC, a Delaware limited liability company (“Product Sub”, and together with the Sellers, the “Seller Parties”), and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Company holds, directly and indirectly through Royalty Fund, certain assets and rights relating to the Licensed Products;

WHEREAS, the Company is developing and intends to commercialize the Company Products; and

WHEREAS, the Sellers desires to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Sellers, the Purchased Receivables described herein, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Account Bank” means [***], or such other bank or financial institution approved by each of the Purchaser and the Sellers.

“Account Control Agreement” means any agreement entered into by the Account Bank, the Company and the Purchaser in form and substance reasonably satisfactory to the Purchaser, pursuant to which, among other things, the Purchaser shall have control over the Lockbox Accounts and the Collection Account within the meaning of Section 9-104 of the UCC.

“Additional Co-Investor” has the meaning set forth in Section 5.21(a).

“Agreement” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person, the conduct of its business, or any of its properties, products or assets.

“Applicable Percentage” means, for each product specified below,

prior to the occurrence of the Step-Down Event, the factor set forth below:

Product	Receivable	Applicable Percentage
Licensed Products	Covered License Milestones	31.875%
	Covered License Royalties	18.75%
Company Products	Net Sales up to $[***]	2.625% (“Base Rate”)
	Net Sales between $[***] and $[***]	25% of the Base Rate
	Net Sales in excess of $[***]	0%

and from and after the occurrence of the Step-Down Event, the factor set forth below:

Product	Receivable	Applicable Percentage
Licensed Products	Covered License Milestones	15.9375%
	Covered License Royalties	9.375%
Company Products	Net Sales up to $[***]	1.3125% (“Step-Down Base Rate”)
	Net Sales between $[***] and $[***]	25% of the Step-Down Base Rate
	Net Sales in excess of $[***]	0%

provided, however, that

(x) if the First Commercial Sale of the Company Product has not occurred by [***], the Base Rate and Step-Down Base Rate with respect to Net Sales in the United States shall increase to [***]% and [***]%, respectively;

(y) if the Company has not entered into an [***] in accordance with Section 5.16 for [***] or consummated or effected a Change of Control permitted by Section 5.14 by [***], the Applicable Percentage with respect to Net Sales between $[***] and $[***] shall, subject to clause (z) below, equal the Base Rate or Step-Down Base Rate, as applicable, and

(z) if by [***] two distinct Licensed Products have received Regulatory Approval from the FDA, the Applicable Percentage with respect to annual Net Sales between $[***] and $[***] shall [***]% of the

Base Rate or the Step-Down Base Rate, as applicable. For the avoidance of doubt, the two distinct Licensed Products referenced in the preceding sentence must be (i) [***].

“balstilimab” means the Company’s antibody targeting programmed death receptor 1 identified by Chemical Abstract Service Registry Number 2148321-77-9 and internally referenced by Agenus as “AGEN2034.”

“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within [***] from entry thereof.

“Betta Agreement” means that certain License and Collaboration Agreement, dated as of June 20, 2020, between the Company and Betta Pharmaceuticals Co., Ltd.

“Betta Territory” has the meaning given to the term “Territory” in the Betta Agreement.

“BMS” means Bristol-Myers Squibb Company, a Delaware corporation, its Affiliates and any successors in interest and assigns under the BMS Agreement.

“BMS Agreement” means that certain License, Development and Commercialization Agreement, dated as of May 17, 2021, by and between the Company and BMS, as amended from time to time (but subject to the terms of this Agreement with respect to the amendment thereof).

“BOT/BAL Security Agreement” shall mean the Security Agreement by between and Product Sub and the Purchaser, substantially in the form of Exhibit G-1.

“botensilimab” means the Company’s multifunctional immune cell activator and human Fc-enhanced cytotoxic T-lymphocyte antigen 4 (CTLA-4) blocking antibody identified by Chemical Abstract Service Registry Number 2408310-37-0 or internally referenced by Agenus as AGEN1811.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Change of Control” means any (w) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Company or issuance, sale or exchange of shares

(or similar transaction or series of related transactions) of the Company in which the holders of the Company’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50.0% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Company is the surviving entity, (x) Disposition of all or substantially all of the properties or assets of the Company or (y) Disposition of all or substantially all of the Product Rights.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Bills of Sale - Purchaser” means those certain bills of sale, dated as of the Closing Date, executed by the Purchaser and each of the Company and Royalty Fund, substantially in the form of Exhibit A-1.

“Closing Date Bill of Sale – Product Sub” means that certain bill of sale, dated as of the Closing Date, executed by Product Sub and the Company pursuant to the Contribution Agreement with respect to the Transferred Assets, substantially in the form of Exhibit A-2.

“Closing Date Bills of Sale” means, collectively, the Closing Date Bills of Sale – Purchaser and the Closing Date Bill of Sale – Product Sub.

“Closing Payment” has the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Collection Account” means a segregated deposit account of the Company established and maintained at an Account Bank pursuant to an Account Control Agreement for the purpose of receiving remittances from the Company Product Lockbox Account.

“Combination Product” means a product that consists of a Company Product and other active compounds or active ingredients sold as a single formulation or any combination of a Company Product sold together with an Other Product.

“Commercially Reasonable Efforts” or “Commercially Reasonable Actions” means,

(a) with respect to any Intellectual Property Rights in any country, efforts or actions that would be commercially reasonable for an owner and licensor of such Intellectual Property Rights in such country, which owner and licensor is entitled to the full economic benefit of such Intellectual Property Rights without regard to the transactions contemplated by this Agreement or any other business of, or assets owned by, such owner and licensor;

(b) for purposes of Section 5.7(a) and Section 5.15(b), with respect to the efforts to be expended, or considerations to be undertaken, by the Company or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as a single product pharmaceutical company (where single product is a non-fixed dose combination regimen with two novel proprietary agents or a product covered by a Covered License

Agreement) would normally use to accomplish a similar objective, activity or decision under similar circumstances;

(c) for purposes of Section 5.9, with respect to the efforts to be expended, or considerations to be undertaken, by the Company or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as a similarly situated pharmaceutical company (including with respect to size, scale and resources) would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the research, study, development, formulation, processing, engineering, manufacture, testing, seeking and obtaining regulatory approval, or commercialization of the Company Products, the Company may take into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (c) the expected and actual product profile of the Company Product, (d) the expected and actual patent and other proprietary position of the Company Products, (e) the likelihood of regulatory approval and/or pricing approval or pricing restrictions given the regulatory structure involved, including regulatory or data exclusivity, and (f) the expected and actual profitability and return on investment of the Company Products, taking into consideration amounts owed hereunder.

“Company” has the meaning set forth in the preamble.

“Company Product” means any product, including investigational product, that constitutes, incorporates, comprises or contains botensilimab, balstilimab, or a combination of botensilimab and balstilimab (alone together or with other active ingredients) for use in the Territory in the Field in all forms, presentations, formulations and dosage forms.

“Company Product Lockbox Account” means a segregated deposit account of the Company established and maintained at an Account Bank pursuant to an Account Control Agreement for the purpose of receiving payments owed to the Company in respect of the Company Product.

“Company Product Revenue Payment” means, for each calendar quarter from and after April 1, 2024, the Applicable Percentage of all aggregate Net Sales in the Territory during such calendar quarter.

“Company Royalty Report” has the meaning set forth in Section 5.1(b).

“Confidential Information” has the meaning set forth in Section 8.1.

“Contribution Agreement” means the Contribution and Servicing Agreement, dated as of the Closing Date, between the Company and Product Sub, substantially in the form of Exhibit B attached hereto.

“Counterparty” means, as the context requires, BMS, Gilead, Incyte, Merck, or UroGen.

“Covered License Agreements” means, collectively, the BMS Agreement, the Gilead Agreement, the Incyte Agreement, the Merck Agreement and the UroGen Agreement. In accordance with Section 5.16, any Out-License for a Company Product entered into following the date hereof shall be deemed to be a Covered License Agreement. In accordance with Section 5.7, any New Arrangement entered into following the date hereof shall be deemed to be a Covered License Agreement.

“Covered License Milestones” means, collectively, the Covered Company License Milestones and the Covered Royalty Fund License Milestones.

“Covered Company License Milestones” shall mean (A) the Gilead Option Fee Portion and (B) one hundred percent (100%) of all future milestone payments that become owed, accrued or otherwise payable to Company after the Closing pursuant to Sections 9.6 and 9.7 of the Gilead Agreement, Section 9.2 of the UroGen Agreement, and Sections 8.2 and 8.3 of the BMS Agreement including, without limitation, all clinical, regulatory, commercial and sales milestones pursuant to such sections (collectively, the “Company Milestone Payments”), and any future sums accrued, paid or due, other than Company Milestone Payments, that are (i) in lieu of the Company Milestone Payments (which shall not consist of securities without Purchaser’s prior written consent); (ii) in satisfaction of the obligation to pay the Company Milestone Payments; or (iii) indemnity payments, recoveries, damages, settlement or other amounts to which Sellers are or may become entitled to pursuant to or in connection with the Gilead Agreement, the UroGen Agreement or the BMS Agreement, as applicable, or any Licensed Patent thereunder, whether based on actual or alleged infringement, breach, or other circumstance, in each case described in this clause (iii) to the extent such infringement, breach, default or other circumstance has resulted or would result in a reduction in, or such payment is made in lieu of, the Company Milestone Payments; and (iv) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement) paid, owed, accrued or otherwise payable with respect to any of the foregoing of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (other than amounts awarded or recovered in connection with any judgment or settlement for reimbursement of the costs and expenses (including attorneys’ fees) of the party bringing such suit or proceeding or taking such other legal action). For the avoidance of doubt, Covered Company License Milestones shall include all upfront, milestone and similar payments due, payable or paid to the Company or its Affiliates by one or more licensees or sublicensees pursuant to any New Arrangement with respect to a Licensed Product.

“Covered Royalty Fund License Milestones” shall mean one hundred percent (100%) of all future milestone payments that become owed, accrued or otherwise payable to Royalty Fund after the Closing pursuant to Section 5.4 of the Merck Agreement and Section 7.5 of the Incyte Agreement including, without limitation, all clinical, regulatory, commercial and sales milestones pursuant to such sections (collectively, the “Royalty Fund Milestone Payments”), and any future sums accrued, paid or due, other than Royalty Fund Milestone Payments, that are (i) in lieu of the Royalty Fund Milestone Payments (which shall not consist of securities without Purchaser’s prior written consent); (ii) in satisfaction of the obligation to pay the Royalty Fund Milestone Payments; or (iii) indemnity payments, recoveries, damages, settlement or other amounts to which Sellers are or may become entitled to pursuant to or in connection with the Incyte Agreement or the Merck Agreement, as applicable, or any Licensed Patent thereunder, whether based on actual or alleged infringement, breach, or other circumstance, in each case described in this clause (iii) to the extent such infringement, breach, default or other circumstance has resulted or would result in a reduction in, or such payment is made in lieu of, Royalty Fund Milestone Payments; and (iv) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement) paid, owed, accrued or otherwise payable with respect to any of the foregoing of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (other than amounts awarded or recovered in connection with any judgment or settlement for reimbursement of the costs and expenses (including attorneys’ fees) of the party bringing such suit or proceeding or taking such other legal action). [***].

“Covered License Royalties” means, collectively, the Covered Company License Royalties and the Covered Royalty Fund License Royalties.

“Covered Company License Royalties” shall mean without duplication, (a) one hundred percent (100%) of all royalties paid, owed, accrued or otherwise payable to the Company after the Closing by Gilead pursuant to Section 9.8 of the Gilead Agreement with respect to Net Sales of any applicable Licensed Product thereunder, (b) all royalties paid, owed, accrued or otherwise payable after the Closing by BMS pursuant to Section 8.5 of the BMS Agreement with respect to Net Sales of any applicable Licensed Product thereunder, (c) all royalties paid, owed, accrued or otherwise payable after the Closing by UroGen pursuant to Section 9.3 and Section 9.5 of the UroGen Agreement with respect to Net Sales of any applicable Licensed Product thereunder, (collectively (a), (b) and (c) are hereinafter referred to as “Company Royalty Payments”), (d) any sums accrued, paid or due, other than Company Royalty Payments, that are (i) in lieu of the Company Royalty Payments (which shall not consist of securities without Purchaser’s prior written consent); (ii) in satisfaction of the obligation to pay the Company Royalty Payments; or (iii) indemnity payments, recoveries, damages, settlement or other amounts to which Sellers are or may become entitled to pursuant to or in connection with the BMS Agreement, Gilead Agreement or UroGen Agreement, as applicable, or any Licensed Patent thereunder, whether based on actual or alleged infringement, breach, default or other circumstance, in each case described in this clause (iii) to the extent such infringement, breach, or other circumstance has resulted or would result in a reduction in, or such payment is made in lieu of, Company Royalty Payments; and (e) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement) paid, owed, accrued or otherwise payable with respect to any of the foregoing of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (other than amounts awarded or recovered in connection with any judgment or settlement for reimbursement of the costs and expenses (including attorneys’ fees) of the party bringing such suit or proceeding or taking such other legal action). For the avoidance of doubt, Covered Company License Royalties shall include all royalty payments due, payable or paid to the Company or its Affiliates by one or more licensees or sublicensees pursuant to any New Arrangement with respect to a Licensed Product.

“Covered Royalty Fund License Royalties” shall mean without duplication, (a) one hundred percent (100%) of all royalties paid, owed, accrued or otherwise payable after the Closing by Incyte pursuant to Section 7.6 of the Incyte Agreement with respect to Net Sales of any applicable Licensed Product thereunder, (b) all royalties paid, owed, accrued or otherwise payable after the Closing by Merck pursuant to Section 5.5 of the Merck Agreement with respect to Net Sales of any applicable Licensed Product thereunder (collectively (a) and (b) are hereinafter referred to as “Royalty Fund Royalty Payments”), (c) any sums accrued, paid or due, other than Royalty Fund Royalty Payments, that are (i) in lieu of the Royalty Fund Royalty Payments (which shall not consist of securities without Purchaser’s prior written consent); (ii) in satisfaction of the obligation to pay the Royalty Fund Royalty Payments; or (iii) indemnity payments, recoveries, damages, settlement or other amounts to which Sellers are or may become entitled to pursuant to or in connection with the Incyte Agreement or the Merck Agreement, as applicable, or any Licensed Patent thereunder, whether based on actual or alleged infringement, breach, default or other circumstance, in each case described in this clause (iii) to the extent such infringement, breach, or other circumstance has resulted or would result in a reduction in, or such payment is made in lieu of, Royalty Fund Royalty Payments; and (d) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement) paid, owed, accrued or otherwise payable with respect to any of the foregoing of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (other than amounts awarded or recovered in connection with any judgment or settlement for reimbursement of the costs and expenses (including attorneys’ fees) of the party bringing such suit or proceeding or taking such other legal action). [***].

“Covered Products” means the Company Products and the Licensed Products.

“Co-Investment Vehicle” has the meaning set forth in Section 5.21(b).

“Defaulting Party” has the meaning set forth in Section 5.5(d).

“Disclosing Party” has the meaning set forth in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof and attached hereto as Exhibit C.

“Disposition” or “Dispose” means, with respect to any Person, directly or indirectly, the sale, assignment, conveyance, transfer, license, sublicense or other disposition (whether in a single transaction or a series of related transactions) (including by way of a sale and leaseback transaction) of property or assets by any Person.

“Disputes” has the meaning set forth in Section 3.11(h).

“Dollar” or the sign “$” means United States dollars.

“Equity Interests” means, with respect to any Person, all of the (i) shares of capital stock of (or other ownership or profit interests in) such Person, (ii) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.5.

“Existing Confidentiality Agreement” means that certain letter agreement, dated May 24, 2023, by and between the Company and Purchaser.

“Exploit” and “Exploitation” shall mean, with respect to a product such as a Licensed Product or the Company Product, the research, study, development, formulation, processing, engineering, manufacture, testing, use, sale, offer for sale (including marketing and promotion), sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering) or other commercialization of such product.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Field” means all uses, including the prevention, treatment or control of any disease, disorder or condition.

“First Commercial Sale” means, with respect to the Company Product, the first sale for end use or commercial consumption of the Company Product. For the avoidance of doubt, disposal of any Company Product for, or use of any Company Product in, clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Company Product is supplied or delivered without charge, shall not constitute a First Commercial Sale, nor shall any Company Product donated to non-profit institutions or government agencies for a non-commercial purpose shall constitute a First Commercial Sale. Similarly, no free Company Product that is supplied to a Third Party in conjunction with the offer for sale, or sale of any Company Product (such free Company Product being in an amount customary in the industry) will result in a First Commercial Sale, nor will the use of any Company Product by Company or one of its Affiliates or sublicensees for research and development purposes constitute a First Commercial Sale.

“Funding Commitment” has the meaning set forth in Section 5.21(a).

“Gilead” means Gilead Sciences, Inc., a Delaware corporation, its Affiliates and any successors in interest and assigns under the Gilead Agreement.

“Gilead Agreement” means that certain Option and License Agreement (AGEN2373), dated as of December 20, 2018, by and between the Company and Gilead, as amended from time to time (but subject to the terms of this Agreement with respect to the amendment thereof).

“Gilead Option Fee Portion” means $[***], to the extent that Gilead exercises its option under Section 9.2 of the Gilead Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services [***], (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among the Company and its Affiliates shall not constitute Indebtedness.

“Incyte” means Incyte Europe Sarl, a Swiss limited liability company, its Affiliates and any successors-in-interest and assigns under the Incyte Agreement.

“Incyte Agreement” means that certain License, Development and Commercialization Agreement dated as of January 9, 2015, by and between Incyte and Company, as amended effective February 14, 2017, as further amended effective October 25, 2019, and as may be further amended from time to time (but subject to the terms of this Agreement with respect to the amendment thereof), together with the following letter agreements: letter dated November 6, 2015, Side Letter No. 1 dated February 2, 2016, Side Letter No. 2 dated April 20, 2016 and Side Letter No. 3 dated December 21, 2017.

“In-License” means each license, settlement agreement or other agreement or arrangement between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates obtains a license or sublicense or a covenant not to sue or similar grant of rights to any patents or other intellectual property rights of such Third Party that is necessary for the Exploitation of a Covered Product.

“Intellectual Property Rights” means any and all of the following: (a) the Patents, (b) all Know-How and all registered and unregistered trademarks, trademark applications, service marks, trade names, logos, packaging design, slogans and internet domain names, in each case, used in, relating to or necessary for the Exploitation of the Covered Products that is owned or controlled by the Sellers, and including, for the avoidance of doubt, all intellectual property licensed to the applicable Counterparty under the Covered License Agreements to the extent used in or necessary for the Exploitation of the Licensed Products.

“Intercompany License Agreement” means the Intercompany License Agreement, by and between the Company and Product Sub, substantially in the form of Exhibit E attached hereto.

“Knowledge” means, with respect to the Sellers, the actual knowledge, as of the date of this Agreement, of any of the persons identified on Section 1 of the Disclosure Schedule, after due inquiry by each such person of each of his or her direct reports.

“Know-How” means, any and all technical, scientific, regulatory, and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, patented or patentable, including Inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and pre-clinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions, and all chemical or biological materials and other tangible materials. Know-How does not include any Patent claiming any of the foregoing.

“Licensed Products” means, collectively, (i) “Royalty Bearing Products” as defined in the Incyte Agreement, (ii) “Products” as defined in the Merck Agreement, (iii) “Licensed Products” as defined in the Gilead Agreement, (iv) “Licensed Products” as defined in the UroGen Agreement and (v) “Licensed Products” as defined in the BMS Agreement, in each case, excluding any product for which a notice of termination has been delivered to the Seller on or prior to the date hereof.

“Licensed Product Lockbox Account” means a segregated deposit account of the Company established and maintained at an Account Bank pursuant to an Account Control Agreement for the purpose of receiving proceeds from the sale of Licensed Products.

“LICR” shall mean the Ludwig Institute for Cancer Research Ltd., a non-profit corporation organized under the laws of Switzerland, its Affiliates and any successors-in-interest and assigns under the LICR Agreement.

“LICR 2014 Agreement” shall mean that certain License Agreement dated as of December 5, 2014, by and between LICR and Company, and as may be further amended from time to time in the future.

“LICR 2016 Agreement” shall mean that certain License Agreement dated as of December 5, 2014, by and between LICR and Company, and as may be further amended from time to time in the future.

“LICR Agreements” means, collectively, the LICR 2014 Agreement and the LICR 2016 Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or any sale with recourse, or any other restriction on transfer.

“Loss” means any loss, liability, cost, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), charge, fine, penalty, obligation, judgment, award, assessment, claim or cause of action.

“Major Market” means the [***] and the [***].

“Material Adverse Effect” means a material adverse effect on (a) the legality, validity or enforceability of any of the Transaction Documents, [***] or the Covered License Agreements, (b) the ability of the Seller Parties to perform their obligations under any of the Transaction Documents, [***] or the Covered License Agreements, (c) the rights or remedies of the Purchaser under any of the Transaction Documents or the Covered License Agreements, (d) the right of the Purchaser to receive the Purchased Receivables, the timing, amount or duration of the Purchased Receivables, or the right to receive royalty reports and other information (including audit information) on the terms set forth in the Covered License Agreements and this Agreement, or (e) the business of the Seller Parties and their Subsidiaries, taken as a whole.

“Merck” means Merck Sharp & Dohme Corp., a New Jersey corporation, its Affiliates and any successors-in-interest and assigns under the Merck Agreement.

“Merck Agreement” means that certain License and Research Collaboration Agreement dated as of April 25, 2013, by and between Merck and Company, as amended effective April 25, 2015, and February 6, 2017, and as may be further amended from time to time (but subject to the terms of this Agreement with respect to the amendment thereof).

“Net Sales” means, [***]

“New Arrangement” has the meaning set forth in Section 5.7(a).

“Other Product” means any product that is not a Company Product, but excluding drug delivery vehicles, cytotoxic compounds or other therapeutically active ingredients conjugated, engineered or otherwise linked to a Company Product, adjuvant, excipient or diagnostic compound.

“Out-License” means each license, settlement agreement or other agreement or arrangement between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates grants a license, sublicense or similar grant of any Intellectual Property Right that is necessary for the Exploitation of a Covered Product.

“Outside Date” has the meaning set forth in Section 9.1(a)(ii).

“Party” shall mean the Seller Parties or the Purchaser, as the context requires, and “Parties” shall mean, together, the Seller Parties and the Purchaser.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.

“Patents” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere, claiming or covering the Covered Products, or composition of matter, formulation, or methods of manufacture or use thereof, that are issued or filed on or after the date of this Agreement, in each such case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Sellers or any of their Affiliates, and including, for the avoidance of doubt, the Patents listed on Section 3.11(a) of the Disclosure Schedule.

“Payment Direction Letter” means, with respect to each Counterparty, a payment direction letter in form and substance reasonably satisfactory to the Purchaser.

“Payment Direction Letters” means, collectively, the Payment Direction Letters required to be delivered pursuant to this Agreement.

“Permitted Convertible Notes” means unsecured Indebtedness of the Company to be issued in the form of notes that are convertible into a number (subject to customary anti-dilution adjustments, “make whole” increases and other customary changes thereto) of shares of common stock of the Company (or other securities or property following a merger event or other change of the common stock of the Company), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or other securities); provided that: [***]

“Permitted Debt” means any of the following Indebtedness of the Company and its Subsidiaries (which, for purposes of determining whether such Indebtedness exceeds any maximum amount provided in the applicable clause below, shall be calculated on a consolidated basis with respect to the Company and its Subsidiaries):

(a) the Indebtedness of the Company and its Subsidiaries existing as of the date hereof and set forth on Schedule 1.2.

(b) Indebtedness under the Transaction Documents;

(c) Indebtedness of the Company and its Subsidiaries in respect of any Permitted Debt Facility;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) unsecured intercompany debt between two or more of the Company and its subsidiaries;

(f) guarantees of the Company and its Subsidiaries in respect of Indebtedness and other obligations of the Company and any Subsidiary otherwise expressly permitted hereunder;

(g) Indebtedness incurred by the Company or its Subsidiaries consisting of (i) the financing of the payment of insurance premiums (ii) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business or consistent with past practice, (iii) deferred compensation or equity based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business and (iv) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(h) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any

Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(i) Indebtedness in respect of performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees and other similar bonds or guarantees, trade contracts, government contracts and leases, in each case, incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business provided that such Indebtedness is extinguished within [***] of notification to the Company of its incurrence;

(k) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business; provided, [***];

(l) judgments, decrees, attachments or awards (to the extent that they would be deemed Indebtedness) that do not constitute an Event of Default;

(m) Indebtedness in the form of (i) guarantees of loans and advances to officers, directors, consultants, managers and employees, in an aggregate amount not to exceed $[***], and (ii) reimbursements owed to officers, directors, managers, consultants and employees of the Company or any Subsidiary for business expenses of the Company or any Subsidiary;

(n) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); provided, [***];

(o) Indebtedness in respect of hedging agreements; provided, that, [***]

(p) other unsecured Indebtedness not otherwise permitted hereunder, provided that under no circumstances shall the aggregate outstanding principal amount of such Indebtedness permitted shall not exceed $[***]; and

(q) [***].

“Permitted Debt Facility” means an unsecured credit facility provided under the Permitted Convertible Notes.

“Permitted Tax Withholding” means (a) in the case of the Incyte Agreement, any Tax withholding expressly permitted under Section 9.10.2(b) of the Incyte Agreement, (b) in the case of the Merck Agreement, any Tax withholding expressly permitted under Section 5.9.1 of the Merck Agreement, (c) in the case of the Gilead Agreement, any Tax withholding expressly permitted under Section 9.10.2(b) of the Gilead Agreement, (d) in the case of the UroGen Agreement, any Tax withholding expressly permitted under Section 9.8 of the UroGen Agreement, and (e) in the case of the BMS Agreement, any Tax withholding expressly permitted under Section 8.12.2 of the BMS Agreement.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Pledge and Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit D attached hereto.

“Product Application” means an application for Regulatory Approval to research, study, develop, formulate, process, engineer, manufacture, test, use, market, sell, offer for sale and distribute a product or drug in a country or region, including (a) a Biologics License Application, (b) a New Drug Application, (c) an Investigational New Drug Application, (d) any corresponding foreign application in any country or jurisdiction in the world, and (e) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“Product Rights” means any and all of the following, as they exist throughout the Territory: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals, with or from any Regulatory Agencies with respect to any of the Covered Products, including all Product Applications, (c) In-Licenses and (d) Out-Licenses.

“Product Sub” has the meaning set forth in the preamble.

“Purchase Price” means $75,000,000.

“Purchased Company Receivables” means, (a) the Gilead Option Fee Portion and the Applicable Percentage of the Covered Company License Milestones, (b) the Applicable Percentage of the Covered Company License Agreement Royalties, (c) the Company Product Revenue Payments, and (d) in the case of each of (a), (b) and (c), all “accounts” ( as such term is defined in the UCC) of Company with respect to the Covered Company License Milestones, the Covered Company License Royalties and the Company Product Revenue Payments. For the avoidance of doubt, Purchased Company Receivables shall be calculated without giving effect to any outbound amounts paid, owed, accrued or otherwise payable by Company or its Affiliates under the LICR Agreements or the Selexis Agreements.

“Purchased Receivables” means, collectively, the Purchased Royalty Fund Receivables and the Purchased Company Receivables.

“Purchased Royalty Fund Receivables” means, (a) the Applicable Percentage of the Covered Royalty Fund License Milestones (without giving effect to any outbound royalties paid, owed, accrued or otherwise payable by Royalty Fund, the Company or their Affiliates to LICR under the LICR 2014 Agreement), (b) the Applicable Percentage of the Covered Royalty Fund License Royalties and (c) in the case of each of (a) and (b), all “accounts” (as such term is defined in the UCC) of Royalty Fund with respect to the Covered Royalty Fund License Milestones and the Covered Royalty Fund License Royalties. For the avoidance of doubt, Purchased Royalty Fund Receivables shall be calculated without giving effect to any outbound amounts paid, owed, accrued or otherwise payable by Royalty Fund, the Company or its Affiliates under the LICR Agreements or the Selexis Agreements.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” has the meaning set forth in Section 5.4(b).

“Purchaser Connection Tax” means any Tax to the extent that it would not be imposed but for (i) Purchaser being organized in or having a permanent establishment (or otherwise actively conducting a business in) in (other than in connection arising from this Agreement and/or any transactions contemplated hereby) the jurisdiction of the applicable taxing authority or (ii) any failure of the Purchaser to provide any applicable documentation that is reasonably requested by the applicable withholding agent and that the Purchaser is legally eligible to provide.

“Purchaser Expenses” means all documented third-party expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement on or prior to the Closing.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Purchaser Indemnified Tax” means any withholding Tax (other than a Purchaser Connection Tax and, except as provided below, a Permitted Tax Withholding) withheld by any licensee, sublicensee, the Sellers, or any other applicable withholding agent in respect of any payment made to the Purchaser pursuant to this Agreement or to Sellers (or their Affiliates) that are attributable to the Purchased Company Receivables; provided that notwithstanding the foregoing, Purchaser Indemnified Tax shall include any tax resulting from or attributable any action taken or caused to be taken by Sellers or their Affiliates or any failure of such Persons to provide any information that is necessary to establish an exemption or reduction from such Permitted Tax Withholding that such Person is legally eligible to deliver, after the effective date hereof, that results in any additional withholding or deduction, which would not have resulted absent Seller or any of its Affiliates taking, causing to be taken, or failing to take such action.

“Qualified Party” means: (i) a pharmaceutical or biotech company with (a) annual revenue for its most recently completed fiscal year of at least $[***]and (b) a market capitalization or enterprise value (as determined in good faith by the Company) in excess of $[***] at the time of determination; or (ii) any other Person designated as such in writing by the Purchaser.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval, permission or allowance of the research, study, development, formulation, processing, engineering, manufacturing, testing, use, marketing and sale or offering for sale of pharmaceuticals or other regulation of pharmaceuticals in any country.

“Regulatory Approval” means, collectively, all regulatory approvals, licenses, permissions, allowances, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Covered Products may be researched, studied, developed, formulated, processed, engineered, manufactured, tested, used, marketed, sold, offered for sale and distributed by Counterparties or the Company, as the case may be, in a jurisdiction, issued by the appropriate Regulatory Agency, including, to the extent required by Applicable Law for the sale of the Covered Product, all pricing approvals and pricing restrictions, and governmental reimbursement approvals and restrictions.

“Royalty Payment Date” has the meaning set forth in Section 2.3(a).

“Royalty Reduction” has the meaning set forth in Section 3.14(f).

“Royalty Reports” means, collectively, means (a) in the case of the Incyte Agreement, the reports required under Section 7.7 of the Incyte Agreement, (b) in the case of the Merck Agreement, the reports required under Section 5.6 of the Merck Agreement, (c) in the case of the BMS Agreement, the reports required under Section 8.10 of the BMS Agreement, (d) in the case of the Gilead Agreement, the reports required under Section 9.9 of the Gilead Agreement and (e) in the case of the UroGen Agreement, the reports required under Section 9.6 of the UroGen Agreement.

“Royalty Fund” has the meaning set forth in the preamble.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Agreement” shall mean the Security Agreement by and among the Company, Royalty Fund and the Purchaser, substantially in the form of Exhibit G.

“Security Agreements” means the Security Agreement and the BOT/BAL Security Agreement.

“Security Release Event” shall mean that the Company has achieved a [***]

“Selexis Agreements” means, [***]

“Seller” and “Sellers” have the meaning set forth in the preamble.

“Sellers Account” has the meaning set forth in Section 5.4(d).

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-off” means any set-off or off-set.

[***]

“Step-Down Event” [***]

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Equity Interests of such other Person (irrespective of whether at the time Equity Interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person. For purposes of this Agreement, all representations and warranties in Article III related to MiNK are given to the best of Sellers’ Knowledge, and all covenants herein that are applicable to MiNK shall only apply to this Agreement to the extent that any such action or inaction required under a covenant contemplated is within the control of the Company.

“Syndication Period” has the meaning set forth in Section 5.21(a).

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including, in each case, (a) any interest, penalty or addition thereto and (b) whether disputed or not.

“Territory” means worldwide.

“Third Party” means any Person that is not a Party.

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, including any investigation by any Governmental Authority.

“Transaction Documents” means this Agreement, the Account Control Agreements, the Security Agreements, the Contribution Agreement, the Pledge and Security Agreement, the XOMA Consent, the Closing Date Bills of Sale, and the Payment Direction Letters.

“Transferred Assets” has the meaning set forth in the Contribution Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UroGen” means UroGen Pharma Ltd., a company organized under the laws of the State of Israel, its Affiliates and any successors in interest and assigns under the UroGen Agreement.

“UroGen License Agreement” means that certain License Agreement (AGEN1884), dated as of November 8, 2019, by and between the Company and UroGen, as amended from time to time (but subject to the terms of this Agreement with respect to the amendment thereof).

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“XOMA” means XOMA (US) LLC, a Delaware limited liability company.

“XOMA Agreement” means that certain Royalty Purchase Agreement, dated as of September 20, 2018 by and among Company, Royalty Fund and XOMA.

“XOMA Consent” means the consent from XOMA with respect to the transactions contemplated by this Agreement, attached hereto at Exhibit L.

“XOMA Escrow Agreement” means that certain Escrow Agreement, among XOMA, Royalty Fund and The Bank of New York Mellon, dated as of December 5, 2019.

Section 1.2 Rules of Construction.

(a) Unless the context otherwise requires, in this Agreement:

(i) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii) unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(iii) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(iv) the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(v) unless otherwise specified, references to a contract or agreement include references to such contract or agreement as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with its terms (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein), and include any annexes, exhibits and schedules hereto or thereto, as the case may be;

(vi) any reference to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Document) and any reference to a Person in a particular capacity excludes such Person in other capacities;

(vii) references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment thereof or any substitution therefor;

(viii) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(ix) the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;

(x) the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(xi) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and

(xii) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the other Transaction Documents.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED RECEIVABLES

Section 2.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, (i) Company hereby sells, contributes, assigns, transfers, conveys and grants to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from Company, all of Company’s rights, title and interest in and to the

Purchased Company Receivables, free and clear of any and all Liens, other than those Liens created under the Transaction Documents, and (ii) Royalty Fund hereby sells, contributes, assigns, transfers, conveys and grants to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from Royalty Fund, all of Royalty Fund’s rights, title and interest in and to the Purchased Royalty Fund Receivables, free and clear of any and all Liens, other than those Liens created under the Transaction Documents.

(b) The Sellers and the Purchaser intend and agree that the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Receivables under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Sellers to the Purchaser of the Purchased Receivables (including for U.S. federal income tax purposes) and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Receivables. Neither the Sellers nor the Purchaser intends the transactions contemplated hereby to be, or for any purpose (including U.S. federal income tax purposes) characterized as, a loan from the Purchaser to the Sellers or a pledge or assignment or a security agreement. The Sellers waive any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Sellers to the Purchaser of the Purchased Receivables under Applicable Law, which waiver shall be enforceable against the Sellers in any Bankruptcy Event in respect of the Sellers. The sale, assignment, transfer, conveyance and granting of the Purchased Receivables shall be reflected on the Company’s financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP or the rules of the SEC require otherwise with respect to the Sellers’ consolidated financial statements).

(c) The Sellers hereby authorize the Purchaser and its agents and representatives to execute, record and file, and consents to the Purchaser and its agents and representatives executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, assignment, transfer, conveyance and grant by the Sellers to the Purchaser, and the Purchaser’s first priority security interest in and to all of the Sellers’ right, title and interest in, to and under the Purchased Receivables.

(d) Notwithstanding that the Sellers and the Purchaser expressly intend for the sale, assignment, transfer, conveyance and granting of the Purchased Receivables to be a true, complete, absolute and irrevocable sale and assignment, the Sellers hereby assigns, conveys, grants and pledges to the Purchaser, as security for their obligations created hereunder in the event that the transfer of the Purchased Receivables contemplated by this Agreement is held not to be a sale, a first priority security interest in and to all of the Sellers’ right, title and interest in, to and under the Purchased Receivables and, in such event, this Agreement shall constitute a security agreement.

Section 2.2 Payment of the Purchase Price. In full consideration for the sale, transfer, conveyance and granting of the Purchased Receivables, and subject to the terms and conditions set forth herein, at the Closing, Purchaser shall pay to the Sellers an amount equal to Purchase Price minus the Purchaser Expenses, in immediately available funds by wire transfer to the Sellers Account (the “Closing Payment”). Sellers and Purchaser agree to work together to develop within two (2) days prior to Closing a mutually agreeable funds flow that reflects the Closing Payment (i.e., the Purchase Price), the Purchase Expenses and any other payments to be made directly out of the Closing Payment.

Purchaser shall have the right at any time on or prior to [***] to increase the amount of its investment by up to $25 million (the “Purchaser Upsize Option”) by delivering notice of such investment to the Company 10 days prior to Purchaser’s desired funding date. If the Purchaser Upside Option is exercised, the Sellers and Purchaser agree to amend this Agreement, substantially concurrently with the closing of such additional investment, to (a) increase the Purchase Price by the amount of such additional funding, (b) proportionately increase the Applicable Percentages based on the amount of such additional funding, (c) proportionately increase the amount of the Gilead Option Fee Portion and (d) such other changes as are necessary to account for the additional investment amount.

Section 2.3 Payment of Purchased Receivables to Purchaser.

(a) In consideration of the Purchaser paying the Purchase Price hereunder from time to time pursuant to this Agreement, the Company shall pay to the Purchaser, by wire transfer of immediately available funds in U.S. dollars to the Purchaser Account, without any setoff or offset (subject, in each case, to Section 5.10), the Company Product Revenue Payments for each calendar quarter (commencing with the calendar quarter beginning April 1, 2024) promptly, but in any event no later than [***] (each such date, a “Royalty Payment Date”).

(b) A late fee of [***] (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Company Product Revenue Payment from the applicable Royalty Payment Date. The imposition and payment of a late fee shall not constitute a waiver of the Purchaser’s rights with respect to such payment default. Such accrued late fee will be compounded annually. Payment of such accrued late fee shall accompany payment of the outstanding Royalty Payment.

(c) On or prior to each Royalty Payment Date, the Company shall provide to the Purchaser a written report pursuant to Section 5.1(c).

Section 2.4 Payment Direction Letters.

(a) At the Closing, the Company shall deliver to each Counterparty (other than Merck and Incyte) a duly executed Payment Direction Letter in accordance with the notice provisions of the applicable Covered License Agreement and also by e-mail (with the Payment Direction Letter attached thereto as a PDF attachment), and such e-mail shall include a request that each such Counterparty confirm receipt thereof by e-mail reply. The Sellers shall not amend any Payment Direction Letter or deliver any subsequent payment direction or instruction letter to a Counterparty without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

(b) As promptly as practicable following the Closing, the Sellers shall use their reasonable best efforts to cause that certain Escrow Agreement, among XOMA, Royalty Fund and The Bank of New York Mellon, dated as of December 5, 2019 (the “XOMA Escrow Agreement”) to be amended to, among other things, (x) add the Purchaser, as a party, (y) provide for Purchaser to receive Purchased Royalty Fund Receivables directly from the escrow account and (z) such other changes as are mutually agreed by Agenus and Purchaser. If, notwithstanding the foregoing, the Sellers are unable to cause such an amendment to the XOMA Escrow Agreement prior to October 1, 2024, the Sellers and the Purchaser shall work in good faith to secure alternative direct payment mechanics to the Purchaser of the Purchased Royalty Fund Receivables. Prior to any such amendment or alternative payment mechanics, all amounts received by Sellers out of the XOMA Escrow Account shall flow into the Lockbox Account, once established pursuant to Section 6.4. The Sellers shall indemnify the Purchaser for any delays in receipt of any Purchased Royalty Fund Receivables as a result of amounts held up in the escrow account established by the XOMA Escrow Agreement to the extent any such delayed disbursements are a result of any disputes or disagreements between the Sellers and XOMA or other reasons unrelated to the Purchaser.

Section 2.5 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Receivables and is not assuming any liability or obligation of the Sellers or any of the Sellers’ Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including any liability or obligation of the Sellers under the Covered License Agreements. All such liabilities and obligations shall be retained by, and remain liabilities and obligations of, the Sellers or the Sellers’ Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.6 Excluded Assets. The Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Sellers under any of the Covered License Agreements, other than the Purchased Receivables, or any other assets of the Sellers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth on the Disclosure Schedule, the Seller Parties, jointly and severally, hereby make each of the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date:

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations under the Covered License Agreements, the LICR Agreements, the Selexis Agrements and the XOMA Agreement. The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(b) Royalty Fund is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations under the Merck Agreement, the Incyte Agreement and the XOMA Agreement.

(c) Product Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations under the LICR Agreements.

(d) The Seller Parties are duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(e) Neither MiNK Therapeutics, Inc., SaponiQx, Inc. or any of their respective subsidiaries has any ownership interest in, or assets relating to, the Covered Products.

Section 3.2 No Conflicts.

(a) Except as set forth on Section 3.2(a) of the Disclosure schedules, the execution and delivery by the Seller Parties of any of the Transaction Documents, the performance by the Seller Parties of their obligations hereunder or thereunder or the consummation by the Seller Parties of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Seller Parties or any of their Subsidiaries, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Seller Parties or any of their Subsidiaries or any of their respective assets or properties may be subject or bound, except as would not have a Material Adverse Effect, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate, (A) except as would not be reasonably expected to result in a Material Adverse Effect, to any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller Parties or any of their Subsidiaries is a party or by which the Seller Parties or any of their Subsidiaries or any of their respective assets or properties is bound or committed (other than any Covered License Agreement, the LICR Agreements, the Selexis Agrements and the XOMA Agreement) or (B) any Covered License Agreement, the XOMA Agreement, the Selexis Agreement or the LICR Agreements and (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Intellectual Property Rights, the Covered Products, the Covered License Agreements or the Purchased Receivables.

(b) Except for Liens created under the XOMA Agreement or as set forth on Section 3.2(b) of the Disclosure Schedules, the Seller Parties have not granted, nor does there exist, any Lien on or relating to the Covered License Agreements, the Intellectual Property Rights, or the Covered Products. Except for Liens created under the Transaction Documents and the XOMA Agreement, Seller Parties have neither granted, nor does there exist, any Lien on or relating to the Purchased Receivables. Except for the licenses granted by the Seller Parties to each Counterparty under the Covered License Agreements (and the sublicenses granted thereunder and set forth on Section 3.13(k) of the Disclosure Schedule), there are no licenses, sublicenses or other rights under the Intellectual Property Rights that have been granted by the Seller Parties to any Third Party with respect to the Exploitation of the Licensed Products in the Territory.

Section 3.3 Authorization. The Company has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company. Royalty Fund has all necessary limited liability company power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by Royalty Fund of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of Royalty Fund. Product Sub has all necessary limited liability company power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by Product Sub of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of Product Sub. This Agreement has been, and on or prior to Closing each of the Transaction Documents will be, duly executed and delivered by an authorized officer of the Seller Parties. This Agreement constitutes, and as of the Closing each of the Transaction Documents will constitute, the legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4 Ownership. Except as set forth on Section 3.4 of the Disclosure Schedules, the Seller Parties are collectively the exclusive owner, or exclusive licensee, of the entire right, title (legal and equitable) and interest in, to and under the Purchased Receivables and, solely with respect to the Exploitation of the Company Products, the Intellectual Property Rights. The Purchased Receivables sold, assigned, transferred, conveyed and granted to the Purchaser have not been pledged, sold, assigned, transferred, conveyed or granted by the Sellers to any other Person. The Sellers have full right to sell, assign, transfer, convey and grant the Purchased Receivables to the Purchaser. Upon the sale, assignment, transfer, conveyance and granting by the Sellers of the Purchased Receivables to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Receivables free and clear of all Liens, other than those Liens created under the Transaction Documents, and shall be the exclusive owner of the Purchased Receivables.

Section 3.5 Governmental and Third-Party Authorizations. The execution and delivery by the Seller Parties of the Transaction Documents, the performance by the Seller Parties of their respective obligations hereunder and thereunder and the consummation by the Seller Parties of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for (i) the filing of a Current Report on Form 8-K with the SEC, (ii) the filing of UCC financing statements, (iii) the XOMA Consent, and (iv) the delivery of the Payment Direction Letters to the Counterparties.

Section 3.6 No Litigation.

(a) There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena or other proceeding (whether civil, criminal, administrative, regulatory or informal) (i) pending or, to the Knowledge of the Sellers, threatened by or against the Seller Parties or any of their Subsidiaries or (ii) to the Knowledge of the Sellers, pending or threatened by or against any Counterparty, their Affiliates, or any of their sublicensees, in each case, in respect of the Covered License Agreements, the Intellectual Property Rights, the Covered Products or the Purchased Receivables, at law or in equity, that (i) would reasonably be expected to result in a liability to the Seller Parties in excess of $1,000,000 or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller Parties are party.

(b) There is no inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority (i) pending or, to the Knowledge of the Sellers, threatened against the Seller Parties or any of their Subsidiaries or (ii) to the Knowledge of the Sellers, pending or threatened by or against any Counterparty, in each case in respect of the Covered License Agreements, the Intellectual Property Rights, the Covered Products or the Purchased Receivables that (i) would reasonably be expected to result in a liability to the Seller Parties in excess of $1,000,000 or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Sellers are party.

(c) To the Knowledge of the Sellers, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such action, suit, arbitration proceeding, claim, investigation, proceeding, inquiry or investigation referred to in Section 3.6(a) or 3.6(b).

Section 3.7 Indebtedness; Solvency.

(a) Schedule 3.7(a) sets forth a complete list of all outstanding Indebtedness of the Company and its Subsidiaries (other than MiNK and SaponiQx) in excess of $100,000.

(b) No Bankruptcy Event has occurred with respect to the Company and its Subsidiaries.

(c) Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the fair value of the Seller Parties’ assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the Seller Parties’ assets, including, for the avoidance of doubt, the Intellectual Property Rights, will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (iii) the Seller Parties will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (iv) the Seller Parties will have free cash on hand with which to engage in its business as now conducted, (v) the Seller Parties do not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (vi) the Seller Parties will not have become subject to any Bankruptcy Event and (vii) the Seller Parties will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 3.7(b), the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

Section 3.8 Tax Matters.

(a) No deduction or withholding for or on account of any Tax has been made from any payment to the Seller Parties or any of their Affiliates under any Covered License Agreement. No applicable withholding agent under any Covered License Agreement or any taxing authority has ever notified the Seller Parties that any such withholding was required or would have been required absent the Sellers’ qualification for benefits under an applicable income Tax treaty. Seller Parties have filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law and have paid all material taxes required to be paid by them (including, in each case, in its capacity as a withholding agent), except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with the generally accepted accounting principles applicable to Seller Parties, as in effect from time to time.

(b) There are no existing Liens for Taxes on the Purchased Receivables (or any portion thereof).

(c) Since its formation, each of Royalty Fund and Product Sub has been and will continue to be treated as an entity that is disregarded from the Company for U.S. federal income tax purposes.

Section 3.9 No Brokers’ Fees. The Seller Parties have not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 3.10 Compliance with Laws. None of the Seller Parties nor any of their Subsidiaries (a) has violated or is in violation of, has been given notice of any violation of, or, to the Knowledge of the Sellers, is under investigation with respect to or has been threatened to be charged with, any material violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit, registration or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority, in each case, in a manner that would be reasonably expected to materially affect the Covered Products.

Section 3.11 Intellectual Property Matters.

(a) Section 3.11(a) of the Disclosure Schedule sets forth an accurate and complete list of all issued Patents and pending Patent applications. For each Patent listed on Section 3.11(a) of the Disclosure Schedule the Seller Parties have indicated (i) the countries in which such Patent is pending, allowed, granted or issued, (ii) including a notation of any term extensions, the patent number and/or patent application serial number, (iii) the scheduled expiration date of each such issued Patent, (iv) the expected scheduled expiration date of each Patent issuing from such pending Patent application once issued and (v) the registered owner thereof.

(b) Except as otherwise set forth on Schedule 3.11(a) of the Disclosure Schedule, the Company is the sole and exclusive owner of each of the Patents listed on Section 3.11(a) of the Disclosure Schedule and each of the inventions claimed in such Patents.

(c) To the Knowledge of the Sellers, in each Patent listed on Section 3.11(a) of the Disclosure Schedule, there is at least one valid claim (treating pending claim as if issued) that would be infringed by the Exploitation of the Covered Products, as applicable.

(d) There are no unpaid maintenance or renewal fees payable by the Seller Parties to any Third Party that currently are overdue for any of the Patents. No Patents listed on Section 3.11(a) of the Disclosure Schedule have lapsed or been abandoned, cancelled or expired.

(e) To the Knowledge of the Sellers, each Person who has or has had any rights in or to the Patents, including each inventor named on the Patents, has executed a contract assigning his, her or its entire right, title and interest in and to such Patents and the inventions embodied, described and or claimed therein, to the owner thereof, and each such contract has been duly recorded in each Patent Office wherein it would be necessary or advisable, as determined by the Seller Parties in their commercially reasonable judgement, to document such assignment.

(f) To the Knowledge of the Sellers, each individual associated with the filing and prosecution of the Patents, including the named inventors of the Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of the Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist.

(g) Subsequent to the issuance of each Patent, neither the Seller Parties nor, to the Knowledge of the Sellers, any Counterparty, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of such Patent.

(h) There is no pending or, to the Knowledge of the Sellers, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights or that would give rise to any Royalty Reduction against the payments due to the Sellers under the Covered License

Agreements. To the Knowledge of the Sellers, there are no pending or threatened Disputes by any Counterparty, or their Affiliates or sublicensees, challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights or that would give rise to any Royalty Reduction against the payments due to the Sellers under the Covered License Agreements. There are no Disputes by or with any Third Party against the Seller Parties involving any of the Covered Products or, to the Knowledge of the Sellers, any Counterparty or any of its sublicensees involving any of the Licensed Products. The Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute. There are no proceedings, other than proceedings in the ordinary course of patent prosecution with respect to the Patents listed on Section 3.11(a) of the Disclosure Schedule.

(i) There is no pending action, suit, proceeding, investigation or claim related to the Covered Products. To the Knowledge of the Sellers, there is no pending action, suit, proceeding, investigation, or claim, related to the Licensed Products. To the Knowledge of the Sellers, there is no threatened action, suit, proceeding, investigation or claim, and, to the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any action, suit, proceeding, investigation or claim by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Covered Product does or could infringe on any patent or other intellectual property rights of any Third Party or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights.

(j) To the Knowledge of the Sellers, there are no patents issued, and no pending patent applications with claims reasonably likely to issue, owned by any Third Party, that (i) the Counterparties, as applicable, do not have a right to use (A) that would be infringed by Counterparty’s Exploitation of a Licensed Product, as applicable, but for Counterparty’s rights in such patents and patent applications, or (B) that would give rise to any Royalty Reduction against the payments due to the Sellers under the Covered License Agreements or (ii) the Company does not have a right to use that would be infringed by the Company’s Exploitation of a Company Product but for Company’s rights in such patents and patent applications.

(k) To the Knowledge of the Sellers, there is no Person infringing any of the Intellectual Property Rights, and neither of the Sellers has received any notice under any of the Covered License Agreements or put any Person on notice, of actual or alleged infringement of any of the Intellectual Property Rights.

(l) Each of the Sellers and, to the Knowledge of the Sellers, each Counterparty has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of the applicable Know-How.

(m) The Intellectual Property Rights constitute all of the intellectual property owned or licensed by the Seller Parties or any of their Affiliates that is, to the Sellers’ Knowledge, necessary or useful for the manufacture, use or sale of the Covered Products.

(n) No legal opinion concerning or with respect to any Third Party intellectual property rights relating to the Covered Products, including any freedom-to-operate, product clearance, patentability, validity or right-to-use opinion, has been delivered to the Seller Parties.

(o) To the Knowledge of the Sellers, there is no Person who is or claims to be an inventor under any Patent who is not a named inventor thereof and the list of inventors named in each issued and unexpired Patent listed on Section 3.11(a) of the Disclosure Schedule is current and complete.

(p) [***]

Section 3.12 Regulatory Approval and Marketing.

(a) To the Knowledge of the Sellers, each Counterparty is in compliance with its material obligations to seek, obtain and maintain Regulatory Approval for the Licensed Products to the extent required by the applicable Covered License Agreement.

(b) The Company and its Subsidiaries are in compliance with their material obligations to seek, obtain and maintain Regulatory Approval for the Company Products.

(c) The Company and its Subsidiaries possess all material permits, licenses, registrations and permissions, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted and for the development and Exploitation of the Covered Products, and all such permits, licenses, registrations, authorizations and permissions are in full force and effect;

(d) The Company and its Subsidiaries have not received any written communication from any Governmental Authority alleging any failure of the Company or its Subsidiaries to materially comply with any Applicable Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Sellers, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, hold or clinical hold, cancellation, material limitation, material termination or adverse modification of any Regulatory Approval;

(e) To the Knowledge of the Sellers, none of the officers, directors, employees or, or to the Knowledge of the Sellers, Affiliates of the Company or any Subsidiary involved in any Product Application, has been:

(i) convicted of any crime or engaged in any conduct for which debarment or suspension is authorized by 21 U.S.C. § 335a nor, to the Knowledge of the Sellers, are any debarment proceedings or investigations pending or threatened against the Company or any Subsidiary or any of their respective officers, employees or agents;

(ii) charged, named in a complaint, convicted, or otherwise found liable in any Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other Applicable Law; or

(iii) disqualified or deemed ineligible pursuant to 21 C.F.R. §312.70 or otherwise restricted, in whole or in part, or subject to an assurance.

(f) To the Knowledge of the Sellers, none of the officers, directors, employees or Affiliates of the Company or any Subsidiary or any of their agents or consultants has (A) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (B) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(g) All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for Regulatory Approval from the FDA or other Governmental Authority for Company Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority;

(h) All preclinical and clinical trials conducted by or on behalf of the Company and its Subsidiaries the results of which have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with all Applicable Laws;

(i) All Company Products and, to the Knowledge of Sellers, all Licensed Products, have since January 1, 2021 been, manufactured, transported and held, in all material respects in accordance with all permits, and Applicable Laws;

(j) Neither the Company nor any Subsidiary has received any written notice from a Governmental Authority that such Governmental Authority, including without limitation the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any action against the Company or a Subsidiary, any action to enjoin the Company or a Subsidiary, its officers, directors, employees, agents and Affiliates from conducting its business at any facility owned or used by it, or any action for any material civil penalty, injunction, seizure or criminal action; and

(k) Neither the Company nor any Subsidiary has received from the FDA at any time since January 1, 2021, a Warning Letter, Form FDA-483, “Untitled Letter,” notice of an investigation, request for corrective or remedial action, notice of other adverse finding or similar written correspondence or notice alleging violations of Applicable Laws enforced by the FDA or any comparable written correspondence from any other Governmental Authority, in each case, with regard to any Company Product or the research, study, development, formulation, processing, engineering, manufacture, testing, packaging, labeling, storage, handling, holding, transport, distribution, use, sale, offer for sale or promotion thereof.

Section 3.13 In-Licenses.

(a) Except for the LICR Agreements and the Selexis Agreements, (i) there are no In-Licenses and (ii) there are no other contracts, agreements or other arrangements (whether written or oral) to which the Sellers or any of their Subsidiaries is a party or by which any of their respective assets or properties is bound or committed pursuant to which the Sellers or any of their Subsidiaries has rights under any patent or intellectual property rights of any Third Party that are material to the Exploitation of the Covered Products. Attached as Exhibit H-1 are true, correct and complete copies of the LICR Agreements. Attached as Exhibit H-2 are true, correct and complete copies of the Selexis Agreements.

(b) Each of the LICR Agreements is in full force and effect and is the legal, valid and binding obligation of the Sellers and, to the Knowledge of the Sellers, LICR, enforceable against the Sellers and, to the Knowledge of the Sellers, LICR in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy. The Sellers are not in breach or violation of or in default under any of the LICR Agreements. There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of any of the LICR Agreements by the Sellers or, to the Knowledge of the Sellers, LICR.

(c) The Sellers have not waived any rights or defaults under the LICR Agreements or released LICR, in whole or in part, from any of its obligations under any of the LICR Agreements. There are no oral waivers or modifications (or pending requests therefor) in respect of any of the LICR Agreements. Neither the Sellers nor LICR has agreed to amend or waive any provision of the LICR Agreements, and the Sellers have not received or submitted any proposal to do so.

(d) No event has occurred that would give the Sellers or, to the Knowledge of the Sellers, LICR, the right to terminate any of the LICR Agreements. The Sellers have not received any notice of an intention by LICR to terminate or breach any of the LICR Agreements, in whole or in part, or challenging the validity or enforceability of any of the LICR Agreements, or alleging that the Sellers or LICR is currently in default of its obligations under any of the LICR Agreements. To the Knowledge of the Sellers, there is and has been no default, violation or breach of LICR under any of the LICR Agreements.

(e) Each of the Selexis Agreements is in full force and effect and is the legal, valid and binding obligation of the Sellers and, to the Knowledge of the Sellers, Selexis, enforceable against the Sellers and, to the Knowledge of the Sellers, Selexis in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy. The Sellers are not in breach or violation of or in default under any of the Selexis Agreements. There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of any of the Selexis Agreements by the Sellers or, to the Knowledge of the Sellers, Selexis.

(f) The Sellers have not waived any rights or defaults under the Selexis Agreements or released Selexis, in whole or in part, from any of its obligations under any of the Selexis Agreements. There are no oral waivers or modifications (or pending requests therefor) in respect of any of the Selexis Agreements. Neither the Sellers nor Selexis has agreed to amend or waive any provision of the Selexis Agreements, and the Sellers have not received or submitted any proposal to do so.

(g) No event has occurred that would give the Sellers or, to the Knowledge of the Sellers, Selexis, the right to terminate any of the Selexis Agreements. The Sellers have not received any notice of an intention by Selexis to terminate or breach any of the Selexis Agreements, in whole or in part, or challenging the validity or enforceability of any of the Selexis Agreements, or alleging that the Sellers or Selexis is currently in default of its obligations under any of the Selexis Agreements. To the Knowledge of the Sellers, there is and has been no default, violation or breach of Selexis under any of the Selexis Agreements.

Section 3.14 Counterparty Agreements.

(a) Except as set forth on the Disclosure Schedule, other than the Transaction Documents, the XOMA Agreement and the Covered License Agreements, (i) there are no Out-Licenses, and (ii) there are no other contract, agreement or other arrangement (whether written or oral) to which the Sellers or any of their Subsidiaries is a party or to the Knowledge of the Sellers by which any of their respective assets or properties is bound or committed that affects or otherwise relates to the Purchased Receivables, the Covered License Agreements or the Intellectual Property Rights with respect to the Exploitation of the Covered Products and that are material to the interest of the Purchaser.

(b) Attached as Exhibits I-1, I-2, I-3, I-4 and I-5 are true, correct and complete copies of the Covered License Agreements. The Sellers have provided to the Purchaser true, correct and complete copies of (i) all Counterparty Royalty Reports and (ii) all material notices and correspondence delivered to the Sellers by the Counterparties or by the Sellers to the Counterparties pursuant to, or relating to, the Covered License Agreements, to the extent permitted by their terms.

(c) Each of the Covered License Agreements is in full force and effect and is the legal, valid and binding obligation of the Sellers and, to the Knowledge of the Sellers, each Counterparty, enforceable against the Sellers and, to the Knowledge of the Sellers, each Counterparty in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy. The Sellers are not in breach or violation of or in default under any of the Covered License Agreements. There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of any of the Covered License Agreements by the Sellers or, to the Knowledge of the Sellers, any Counterparty.

(d) The Sellers have not waived any rights or defaults under the Covered License Agreements or released any Counterparty, in whole or in part, from any of its obligations under any of the Covered License Agreements. There are no oral waivers or modifications by any Seller (or pending requests therefor) in respect of any of the Covered License Agreements.

(e) No event has occurred that would give the Sellers or, to the Knowledge of the Sellers, any Counterparty, the right to terminate any of the Covered License Agreements or cease paying Purchased Receivables under any of the Covered License Agreements. The Sellers have not received any notice of an intention by any Counterparty to terminate or breach any of the Covered License Agreements, in whole or in part, or challenging the validity or enforceability of any of the Covered License Agreements or the obligation to pay the Purchased Receivables under any of the Covered License Agreements, or alleging that the Sellers or any Counterparty is currently in default of its obligations under any of the Covered License Agreements. To the Knowledge of the Sellers, there is and has been no default, violation or breach of any Counterparty under any of the Covered License Agreements. The Sellers have no intention of terminating any of the Covered License Agreements and has not given any Counterparty any notice of termination of any of the Covered License Agreements, in whole or in part.

(f) Except as provided in the Covered License Agreements, the Sellers are not a party to any agreement providing for any sharing of, or providing for or permitting any right of counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”) or permitting any Set-off against, the Purchased Receivables.

(g) The Sellers have not consented to an assignment by any Counterparty of any of such Counterparty’s rights or obligations under any Covered License Agreement, and the Sellers do not have Knowledge of any such assignment by any Counterparty. Except as contemplated by Section 2.1(a) and Section 2.1(d), the Sellers have not assigned, in whole or in part, nor granted, incurred or suffered to exist any Lien on, the Covered License Agreements or any of the Sellers’ rights, title or interest in or to the Intellectual Property Rights or the Licensed Products in the Territory.

(h) Neither the Sellers nor any Counterparty have made any claim of indemnification under any of the Covered License Agreements.

(i) The Sellers have not exercised their rights to conduct an audit under any of the Covered License Agreements.

(j) To the Knowledge of the Sellers, the Sellers have received all amounts owed to them under the Covered License Agreements.

(k) To the Knowledge of the Sellers, except as set forth in Section 3.13(k) of the Disclosure Schedule, no Counterparty to any Covered License Agreement has granted (and the Sellers have not received any written notice that any such Counterparty has granted) a sublicense to any other Person.

Section 3.15 UCC Matters. The Company’s exact legal name is, and since 2011 has been, “Agenus Inc.”. The Company’s principal place of business is located in the State of Massachusetts. The Company’s jurisdiction of formation is, and since formation has been, the State of Delaware. Royalty Fund’s exact legal name is, and since formation has been, “Agenus Royalty Fund, LLC”. Royalty Fund’s principal place of business is, and since formation has been, located in the State of Massachusetts. Royalty Fund’s jurisdiction of formation is, and since formation has been, the State of Delaware. Product Sub’s exact legal name is, and since formation has been, “Agenus Holdings 2024, LLC”. Product Sub’s principal place of business is, and since formation has been, located in the State of Massachusetts.

Section 3.16 Set-off and Other Sources of Royalty Reduction. No Counterparty has exercised, and, to the Knowledge of the Sellers, no Counterparty has had the right to exercise, and no event or condition exists that, upon notice or passage of time, or both, would permit any Counterparty to exercise, any Royalty Reduction or Set-off against the Purchased Receivables or any other amounts payable to the Sellers under any of the Covered License Agreements. To the Knowledge of the Sellers, there are no Third Party patents that would provide a basis for a Royalty Reduction. There are no compulsory licenses granted or, to the Knowledge of the Sellers, threatened to be granted with respect to the Intellectual Property Rights with respect to the Exploitation of the Licensed Products in the Territory.

Section 3.17 Margin Stock. The Sellers are not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by the Sellers for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties as follows:

Section 4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.2 No Conflicts. The execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation by the Purchaser of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Purchaser, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, in any material respect, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound or (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person any right to exercise any remedy, or accelerate the maturity or performance of, in any material respect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed.

Section 4.3 Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver the Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is a party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and general equitable principles.

Section 4.4 Governmental and Third Party Authorizations. The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for (i) the filing of UCC financing statements, (ii) the XOMA Consent, and (iii) the delivery of the Payment Direction Letters to the Counterparties.

Section 4.5 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that, in any case challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents.

Section 4.6 Access to Information. The Purchaser acknowledges that it has (a) reviewed such documents and information relating to the Intellectual Property Rights and the Covered Products and (b) had the opportunity to ask questions of, and to receive answers from, representatives of the Sellers concerning the Intellectual Property Rights and the Covered Products, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Receivables in accordance with the terms of this Agreement. The Purchaser has knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Receivables in accordance with the terms of this Agreement.

Section 4.7 Funds Available. As of the date hereof, the Purchaser has sufficient funds on hand to satisfy its obligations to pay the Closing Payment due and payable within the time period specified in Section 2.2. The Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

ARTICLE V
COVENANTS

The Parties covenant and agree as follows:

Section 5.1 Books and Records; Notices.

(a) The Sellers shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately (i) all financial information received and all amounts paid or received under the Covered License Agreements in respect of the Purchased Receivables and (ii) all material information (financial and otherwise) in respect of the Exploitation of the Company Products and the Company Product Revenue Payments.

(b) On or prior to each Royalty Payment Date, the Company shall prepare and deliver a report to the Company (the “Company Royalty Report”) setting forth in reasonable detail (and in the case of the

Covered License Agreements in respect of the Purchased Receivables, solely to the extent the Company receives such information):

(i) the calculation of Net Sales for the applicable calendar quarter and calendar year to date, on a country-by-country basis within the Territory;

(ii) the calculation of Purchased Company Receivables and Purchased Royalty Fund Receivables for the applicable calendar quarter and calendar year to date, on a country-by-country and Counterparty-by-Counterparty basis within the Territory (including a detailed breakdown of Covered License Milestones and Covered License Royalties);

(iii) for the applicable calendar quarter and calendar year to date, on a Product-by-Product and country-by-country basis within the Territory, of each Covered Product sold by the Company, its Affiliates and, to the extent received from the Counterparty, each Counterparty; and

(iv) for the applicable calendar quarter and calendar year to date, the calculation of the Company Product Revenue Payment payable to the Purchaser; and

(v) with respect to the Company Products, on a Product-by-Product and country-by-country basis within the Territory, the foreign currency exchange rate used to calculate the Company Product Revenue Payment (which shall be the rate of exchange determined in a manner consistent with the Company’s method for calculating rates of exchange in preparation of the Company’s annual financial statements in accordance with GAAP).

Each Company Royalty Report shall be accompanied by the Royalty Reports delivered to the Sellers by the applicable Counterparties, to the extent permitted by the applicable Covered License Agreement.

(c) In addition to the quarterly Company Royalty Reports to be delivered to the Purchaser pursuant to Section 5.1(b), the Company shall, on a semi-annual basis, provide a written update to the Purchaser regarding the Exploitation of the Covered Products, which shall include without limitation (i) all material information and reports received by Sellers from the Counterparties relating to the Exploitation of the Licensed Products to the extent permitted by the applicable Covered License Agreement and (ii) all information relating to the Company’s Exploitation of the Company Products as the Purchase shall reasonably request from time to time. Upon the delivery of such semi-annual update by the Company to the Purchaser, either the Company or the Purchaser may reasonably request to hold one videoconference for the purpose of discussing such semi-annual update. In addition to the foregoing, the Purchaser shall have the right, no more than once per calendar year, to request an in-person meeting at the Company’s office. Any such videoconference or meeting shall be at a mutually agreeable reasonable date and time and shall include an executive officer of each of the Company, the Royalty Fund and the Purchaser. Each of the Company, the Royalty Fund and the Purchaser shall be solely responsible for their own costs and expenses associated with such videoconferences and meetings, including all travel and accommodations.

(d) [***] after receipt by the Seller Parties of (i) (x) notice of the commencement by any Third Party of, or (y) written notice from any Third Party threatening to commence, in either case any action, suit, arbitration proceeding, claim, demand, investigation or other proceeding relating to this Agreement, any of the other Transaction Documents, any Covered License Agreement, the LICR Agreements, the Selexis Agreements, any transaction contemplated hereby or thereby or the Purchased Receivables (in any case other than any notice contemplated in Section 5.1(e)), or (ii) any other correspondence relating to the foregoing, the Seller Parties shall (A) notify the Purchaser in writing of the receipt of such notice or correspondence and (B) provide the Purchaser with a written summary of all material details thereof or, to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreements, the LICR Agreements or the Selexis Agreements, respectively, if such notice is in writing, furnish the Purchaser with a copy thereof and any materials reasonably related thereto.

(e) Subject to Sections 5.5(a) and 5.5(b), within [***] after receipt by the Seller Parties of any material written notice, certificate, offer, proposal, correspondence, report or other communication from the applicable Counterparty relating to any Covered License Agreement, the Intellectual Property Rights, the Purchased Receivables, any Licensed Product in the Territory, the LICR Agreements or the Selexis Agreements (in any case, other than any notice contemplated by Section 5.1(b) or 5.1(e)), the Seller Parties shall (i) notify the Purchaser in writing of the receipt thereof and provide the Purchaser with a written summary of all material details thereof and (ii) to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreements, the LICR Agreements or the Selexis Agreements, respectively, furnish the Purchaser with a copy thereof.

(f) The Seller Parties shall provide the Purchaser with written notice within [***] after obtaining Knowledge of any of the following:

(i) the occurrence of any Bankruptcy Event in respect of the Seller Parties;

(ii) any material breach or default by the Seller Parties of or under any material covenant, agreement or other provision of any Transaction Document;

(iii) the Seller Parties, any Counterparty or any other Third Party receiving any notice of audit or regulatory action by Regulatory Agency in the Territory impacting in any material respect any of the Licensed Products or the timing, amount or duration of the Purchased Receivables;

(iv) any representation or warranty made by the Seller Parties in this Agreement or any of the other Transaction Documents (or in any certificate delivered by the Seller Parties to the Purchaser pursuant to this Agreement) shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or

(v) the occurrence or existence of any change, effect, event, occurrence, state of facts, development or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) The Seller Parties shall notify the Purchaser in writing [***] to any change in, or amendment or alteration of, the Seller Parties’ (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(h) The Seller Parties shall notify the Purchaser in writing [***] after becoming aware that any Tax may be required to withheld with respect to any payment under any Covered License Agreement or otherwise to the Purchaser pursuant to the Agreement.

Section 5.2 Public Announcement. No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except if and to the extent that any such release or disclosure is required by Applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing to issue such press release or make such public disclosure shall, to the extent reasonably practicable, (a) provide to the other Parties a copy of such proposed release or disclosure and (b) consider in good faith any comments or changes that the other Party may propose or suggest; provided that a Party may freely make any public disclosure identical to a disclosure previously reviewed by the other Party in accordance with the foregoing clauses (a) and (b). Notwithstanding the foregoing, the Purchaser understands and agrees that the Company intends to file with the SEC a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement and the other Transaction Documents and some or all of the Transaction Documents as exhibits thereto or to another filing with the SEC, provided, that the Sellers shall (a) provide to the Purchaser a draft of such filings with the SEC and (b) consider in good faith any comments or changes that the Purchaser may propose or suggest. The Seller Parties and the Purchaser shall jointly prepare a press release for dissemination promptly following the Closing, such press release to be agreed upon by the Purchaser and the Sellers.

Section 5.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under Applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Receivables to the Purchaser pursuant to this Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Receivables free and clear of all Liens (other than Liens under the Transaction Documents), (iii) create, evidence and perfect the Purchaser’s back-up security interest granted pursuant to Section 2.1(d), and (iv) enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which the Purchaser is a party.

(b) The Sellers and the Purchaser shall cooperate and provide assistance as reasonably requested by any other Party, at the expense of such other Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the Closing Date) to which the other Party, any of its Affiliates or controlling persons or any of their respective officers, directors, managers, employees or controlling persons is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated hereby or thereby or the Purchased Receivables, but in all cases excluding any litigation brought by the Sellers (for themselves or on behalf of any Seller Indemnified Party) against the Purchaser or brought by the Purchaser (in each case, for itself or on behalf of any Purchaser Indemnified Party) against the Sellers.

(c) Each Seller Party shall use its commercially reasonable efforts to comply in all material respects with all Applicable Laws with respect to the Transaction Documents, the Covered License Agreements and the Purchased Receivables, except where compliance therewith is being contested by such Seller in good faith by appropriate proceedings.

(d) The Seller Parties shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter any of the Purchaser’s rights under the Transaction Documents (or the Purchaser’s ability to exercise any such rights).

Section 5.4 Payments on Account of the Covered License Milestones and Covered License Royalties.

(a) If, notwithstanding the terms of the Payment Direction Letters and the Account Control Agreements, any Counterparty, any of its Affiliates, any of its sublicensees, or any other Person makes any future payment of the Purchased Receivables to the Sellers or any of their Subsidiaries, then (i) such amount shall be held by the Sellers (or such Subsidiaries) in trust for the benefit of the Purchaser, (ii) the Sellers (or such Subsidiaries) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Sellers (or such Subsidiaries) [***], shall remit such portion of such payment to the Purchaser Account pursuant to Section 5.4(b) in the exact form received with all necessary endorsements.

(b) All payments required to be made to the Purchaser pursuant to this Agreement shall be made by wire transfer of immediately available funds, without Set-off or deduction, to the account provided by the Purchaser in writing (or to such other account as the Purchaser shall notify the Sellers in writing from time to time) (the “Purchaser Account”).

(c) If, notwithstanding the terms of the Payment Direction Letters and the Account Control Agreements, any Counterparty, any of its Affiliates, any of its sublicensees or any other Person makes any payment to the Purchaser that does not consist entirely of Purchased Receivables, then (i) the portion of such payment that does not constitute Purchased Receivables shall be held by the Purchaser in trust for the benefit of the Sellers, (ii) the Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, [***], shall remit such payment to the Sellers Account pursuant to Section 5.4(d) in the exact form received with all necessary endorsements.

(d) The Purchaser shall make all payments required to be made by it to the Sellers pursuant to this Agreement by wire transfer of immediately available funds, without Set-off or deduction to the account set forth on Exhibit G (or to such other account as the Sellers shall notify the Purchaser in writing from time to time) (the “Sellers Account”).

(e) If any Counterparty takes any Set-off against the Purchased Receivables (other than for any prior overpayment of Purchased Receivables actually made to the Purchaser) for any liability, debt or other obligation that the Sellers owe or allegedly owe to such Counterparty then the Sellers shall cause the amount of such Set-off to be paid promptly [***] such Set-off to the Purchaser Account. If such Counterparty subsequently makes a payment to the Purchaser in respect of a Set-off previously taken against the Purchased Receivables and the Sellers previously made a payment to the Purchaser in the amount of such Set-off pursuant to the foregoing sentence, then the Purchaser shall promptly [***] after the Purchaser receives such payment by such Counterparty, pay to the Sellers the amount of such payment.

Section 5.5 Covered License Agreements.

(a) Each Seller, as applicable, (i) shall perform and comply with in all material respects its obligations under the Covered License Agreements, (ii) shall not, except with the Purchaser’s consent, (A) forgive, release or compromise any Purchased Receivables payable by the applicable Counterparty under any Covered License Agreement, or (B) amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under any Covered License Agreement in a manner that would adversely affect the Purchaser’s right under this Agreement (including the timing, amount or duration of the Purchased Receivables), (iii) except as otherwise permitted pursuant to this Agreement, enter into any new contract, agreement or legally binding arrangement in respect of the Covered License Milestones, Covered License Royalties, the Intellectual

Property Rights with respect to the Exploitation of the Licensed Products, or the Licensed Products and (iv) shall not agree to do any of the foregoing. The Sellers shall promptly [***] deliver to the Purchaser copies of all fully-executed or definitive writings related to the matters set forth in clauses (ii), (iii) and (iv) of the immediately preceding sentence.

(b) Except as otherwise expressly set forth in this ARTICLE V and except as otherwise consented to by the Purchaser, the Sellers shall not grant or withhold any consent, exercise or waive any right or option, fail to exercise any right or option or deliver to any Counterparty any notice under any Covered License Agreement. The Sellers shall promptly [***] to the Purchaser copies of all fully-executed or definitive writings related to the matters set forth in the immediately preceding sentence.

(c) Promptly [***] after (i) receiving (x) notice from any Counterparty, including any notice terminating any Covered License Agreement (in whole or in part), alleging any breach of or default under any Covered License Agreement by the Sellers related to the Purchased Receivables, or any other material breach or default, or asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any Covered License Agreement by the Sellers related to the Purchased Receivables, or any other material breach or default, or the right to terminate any Covered License Agreement (in whole or in part) by such Counterparty, or (y) any other correspondence relating to the foregoing; or (ii) the Sellers otherwise has Knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any Covered License Agreement by the Sellers related to the Purchased Receivables, or any other material breach or default, or the right to terminate any Covered License Agreement (in whole or in part) by any Counterparty, in each case the Sellers shall (A) (x) give written notice thereof to the Purchaser and provide the Purchaser with a written summary of all material details thereof, (y) to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreements, include a copy of any written notice received from such Counterparty, and (z) in the case of any such breach or default or alleged breach or default by the Sellers, describe in reasonable detail any corrective action the Sellers propose to take in respect of such breach or default; and (B) in the case of any such breach or default or alleged breach or default by the Sellers, use commercially reasonable efforts to cure such breach or default and give written notice to the Purchaser upon curing such breach or default.

(d) Promptly after the Sellers obtain Knowledge of any actual or alleged breach of or default that relates to the Purchased Receivables or any other actual or alleged material breach of or default under any Covered License Agreement by the applicable Counterparty (each, a “Defaulting Party”) or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to any such breach of or default or the right to terminate any Covered License Agreement (in whole or in part) by the Sellers, in each case the Sellers shall promptly [***] give written notice thereof to the Purchaser and provide the Purchaser with a written summary of all material details thereof and act as mutually agreed to take such permissible actions (including commencing legal action against the Defaulting Party and the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by the Defaulting Party with the relevant provisions of the applicable Covered License Agreement and to exercise any or all of the Sellers’ rights and remedies, whether under such Covered License Agreement or by operation of law, with respect thereto. If the Sellers are required to act as directed by the Purchaser pursuant to this Section 5.5(d), then the Purchaser shall reimburse the Sellers, promptly on demand, for all out-of-pocket costs and expenses (including the reasonable fees and expenses of the Sellers’ counsel) incurred by the Sellers in connection with the Sellers’ actions and exercise of rights and remedies pursuant to clause (ii) of the immediately preceding sentence; provided, however, that such out-of-pocket costs and expenses (including the reasonable fees and expenses of the Sellers’ counsel) shall be borne by the Sellers if (x) such breach, default or termination event or alleged breach, default or termination event results from a breach of or default under any Covered License Agreement by the Sellers or (y) the Sellers act without or contrary to the Purchaser’s direction. The Purchaser shall, except to the extent prohibited by the obligations of confidentiality contained in the Covered License Agreements, have the right, at its sole cost and expense, to attend (or, if the Sellers are required to act as directed by the Purchaser pursuant to this Section 5.5(d), participate in) any meeting, discussion, action, suit or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, however, that the Purchaser shall have no such right to attend or participate, as applicable, if the exercise thereof would adversely affect the maintenance by the Sellers of any applicable attorney-client privilege (and, in such event, the Parties agree to use commercially reasonable efforts to effect such other arrangements to preserve such privilege, including negotiating to enter into a mutually acceptable joint defense agreement). Notwithstanding anything to the contrary contained in this ARTICLE V, nothing herein shall prevent, restrict or limit the Purchaser from directly enforcing, at the Purchaser’s sole cost and expense, a Defaulting Party’s payment obligations in respect of the Purchased Receivables with counsel selected by the Purchaser in its sole discretion; provided, however, that the Sellers shall, except to the extent prohibited by obligations of confidentiality contained in the Covered License Agreements, make available its relevant records and personnel to the Purchaser in connection with any such enforcement and provide reasonable assistance and authority to file and bring any legal action in connection therewith, including, if required, being joined as a party plaintiff, and the Purchaser shall reimburse the Sellers, promptly on demand, for all out-of-pocket costs and expenses incurred by the Sellers in connection therewith, (x) unless the Defaulting Party’s breach, default or termination event or alleged breach, default or termination event results from a breach of or default under any Covered License Agreement by the Sellers or (y) the Sellers act without or contrary to the Purchaser’s direction in respect of any such breach or default or alleged breach or default (if the Sellers are required to act as directed by the Purchaser pursuant to this Section 5.5(d)).

Section 5.6 Patent Prosecution, Enforcement and Defense.

(a) With respect to the Intellectual Property Rights relating to the Licensed Products,

(i) to the extent required by the applicable Covered License Agreements, the Sellers shall, at the Sellers’ expense, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently preserve and maintain the applicable Intellectual Property Rights, including payment of maintenance fees or annuities. In connection with any actions or decisions by the Sellers not to act in respect of matters contemplated by the foregoing sentence, to the extent such action or decision would reasonably be expected to have a Material Adverse Effect, the Sellers shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, and the Sellers shall, in good faith, give due consideration to any reasonable suggestions of, the Purchaser.

(ii) to the extent required by the applicable Covered License Agreements, the Sellers shall, at the Sellers’ expense, (A) diligently defend and enforce the applicable Intellectual Property Rights against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference) and (B) when available in respect of any applicable Licensed Product, obtain patents and any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions and any other forms of patent term restoration in any country. In connection with the Sellers’ actions or decisions not to act in respect of matters contemplated by the foregoing sentence, the Sellers shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, if applicable, and, if applicable, allow the Purchaser sufficient time to issue instructions. The Sellers shall promptly [***] provide to the Purchaser a copy of any written notice or other documentation received in connection with any such legal action, suit or other proceeding.

(iii) the Sellers shall, except to the extent prohibited by obligations of confidentiality contained in the Covered License Agreements, promptly [***] after receipt thereof, provide to the Purchaser a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents, and shall provide the Purchaser with a copy of drafts of any written material proposed to be filed in response thereto.

(b) With respect to the Intellectual Property Rights relating to the Company Products,

(i) Product Sub shall, at Product Sub’s expense, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the applicable Intellectual Property Rights, including payment of maintenance fees or annuities. In connection with any actions or decisions by Product Sub not to act in respect of matters contemplated by the foregoing sentence, to the extent such action or decision would reasonably be expected to have a Material Adverse Effect, Product Sub shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, and Product Sub shall, in good faith, give due consideration to any reasonable suggestions of, the Purchaser.

(ii) Product Sub shall, at Product Sub’s expense, (A) diligently defend and enforce the applicable Intellectual Property Rights against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference) and (B) when available and material in respect of any applicable Company Product, obtain patents and any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions and any other forms of patent term restoration. In connection with Product Sub’s actions or decisions not to act in respect of matters contemplated by the foregoing sentence, Product Sub shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, if applicable, and, if applicable, allow the Purchaser sufficient time to issue instructions. Product Sub shall promptly [***] provide to the Purchaser a copy of any written notice or other documentation received in connection with any such legal action, suit or other proceeding.

(iii) the Company shall promptly [***] after receipt thereof, provide to the Purchaser a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents, and shall provide the Purchaser with a copy of drafts of any written material proposed to be filed in response thereto.

(c) The Seller Parties shall not disclaim or abandon, or fail to take any Commercially Reasonable Action necessary or desirable to prevent the disclaimer or abandonment of, any material Intellectual Property Rights.

(d) The Parties shall bear their own costs and expenses in connection with the actions pursuant to this Section 5.6.

Section 5.7 Termination of the Covered License Agreements.

(a) Without limiting the provisions of Section 5.5 or any other rights or remedies the Purchaser may have under this Agreement, if a Counterparty terminates or provides written notice of termination of a Covered License Agreement or a Covered License Agreement otherwise terminates (whether in whole or in part), in any case during the term of such Covered License Agreement, then the Sellers shall, at the Purchaser’s request and direction, use Commercially Reasonable Efforts [***]

(b) Should the Sellers or Purchaser identify any New Arrangement pursuant to Section 5.7(a), the Sellers agree to exercise commercially reasonable efforts to promptly duly execute and deliver a new license agreement effecting such New Arrangement that satisfies the foregoing requirements.

(c) Each of the Sellers and the Purchaser shall bear its own costs and expenses in connection with any New Arrangement.

(d) Any New Arrangement entered into by the Sellers in accordance with this Section 5.7 shall be deemed to be a “Covered License Agreement” for all purposes under this Agreement.

Section 5.8 Audits.

(a) The Sellers shall, with notice to the Purchaser, be entitled to cause an inspection or audit of any Counterparty’s books and records to be conducted pursuant to and in accordance with the terms of any Covered License Agreement. From time to time, but not more frequently than once per calendar year, the Purchaser may request the Sellers to, and the Sellers shall, subject to and in accordance with the terms of any Covered License Agreement, cause an inspection or audit of any Counterparty’s books and records in respect of the Purchased Receivables to be conducted pursuant to and in accordance with the terms of any Covered License Agreement. For the purposes of exercising the Purchaser’s rights pursuant to this Section 5.8(a) in respect of the Covered License Agreements, the Sellers shall appoint such public accounting firm of nationally recognized standing as the Purchaser shall select for such purpose (it being understood and agreed that any such public accounting firm shall, pursuant to the Covered License Agreements, be reasonably acceptable to the applicable Counterparty). The Sellers and the Purchaser agree that all of the expenses of, and amounts payable to the applicable Counterparty as a result of any inspection or audit carried out at the request of the Purchaser pursuant to this Section 5.8(a) that would other-wise be borne by the Seller pursuant to the applicable Covered License Agreement shall instead be borne by the Purchaser and reimbursed to the Sellers promptly on demand, including such reasonable fees and expenses of such public accounting firm as are to be borne by the Sellers pursuant to the terms of the applicable Covered License Agreement together with the Sellers’ out-of-pocket costs and expenses incurred in connection with such inspection or audit; provided that the Purchas-er shall be reimbursed by the Sellers for any such fees and expenses to the extent the Sellers are entitled to receive reimbursement from the applicable Counterparty; provided, further, that for the avoidance of doubt, any audit caused by the Sellers pursuant to the first sentence of this Section 5.8(a) shall not be deemed to be carried out at the request of the Purchaser and the Purchaser shall have no obligation to reimburse the Sellers, pursuant to this sentence, for any fees, costs or expenses incurred by the Seller in connection therewith. The Seller shall, to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreement pursuant to which an inspection or audit in respect of the Covered License Milestones or the Covered License Royalties is conducted, promptly [***] furnish to the Purchaser any inspection or audit report prepared in connection with such inspection or audit.

(b) In the event that any inspection or audit conducted pursuant to Section 5.8(a) uncovers that the amounts actually paid to the Purchaser for any period in respect of the Purchased Receivables were greater than the amounts that should have been paid to the Purchaser for such period in respect of the Purchased Receivables, the Purchaser shall cause the amount of such overpayment to be paid to the applicable Counterparty promptly [***] after delivery to the Purchaser, pursuant to Section 5.8(a), of the applicable inspection or audit report or certificate, as the case may be, showing such overpayment. In the event that any inspection or audit conducted pursuant to Section 5.8(a) uncovers that the amounts actually paid to the Purchaser for any period in respect of the Purchased Receivables were less than the amounts that should have been paid to the Purchaser for such period in respect of the Purchased Receivables, the Sellers shall cooperate and provide assistance as reasonably requested by the Purchaser to cause the amount of such underpayment to be paid to the Purchaser by the applicable Counterparty in accordance with the timeframe set forth in the applicable License Agreement promptly after delivery to the Purchaser, pursuant to Section 5.8(a), of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.

Section 5.9 Diligence. The Company shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain Regulatory Approval for the Company Products in the Territory (other than the Betta Territory for so long as the Betta Agreement is in effect). The Company shall use Commercially Reasonable Efforts not to withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Approval once obtained. Following receipt of Regulatory Approval in any country, the Company shall use Commercially Reasonable Efforts to Exploit the Company Products in each such country. The Company shall maintain, and cause its Subsidiaries to maintain, compliance in all material respects with all Applicable Laws and Regulatory Approvals.

Section 5.10 Tax Matters.

(a) Purchaser and Sellers acknowledge and agree that, under Applicable Law as of the date of this Agreement, no taxes are expected to be deducted or withheld from payments under this Agreement. All payments to the Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any Tax unless required by Applicable Law; provided that if any deduction or withholding for or on account of any Purchaser Indemnified Tax is required by Applicable Law to be made, and is made, by any applicable withholding agent in respect of any payment to the Purchaser under this Agreement or to Sellers (or their Affiliates) that are attributable to the Purchased Company Receivables, then the Sellers shall, [***] after such deduction or withholding is made, make a payment to the Purchaser so that, after all such required deductions and withholdings are made by any applicable withholding agent (including any deductions and withholdings required with respect to any additional payments under this Section 5.10(a)), the Purchaser receives an amount equal to the amount that it would have received had no withholding of such Purchaser Indemnified Taxes been made.

(b) The Sellers shall notify the Purchaser in writing promptly [***] following the receipt of any written notification by any Counterparty or by an Affiliate of such Counterparty that such Counterparty intends to make any Permitted Tax Withholding. The Parties shall cooperate reasonably and in good faith to reduce or eliminate any such Permitted Tax Withholding, including by providing to the applicable withholding agent certificates and such other information that is necessary to establish an exemption or reduction from such Permitted Tax Withholding that the payee is legally eligible to deliver. In addition, the Sellers shall, upon the reasonable request of the Purchaser and at the Purchaser’s expense, reasonably cooperate with the Purchaser and use its commercially reasonable efforts to make such filings and take such other actions as may be reasonably necessary and specified by the Purchaser in order to allow an exemption from or reduction of any Permitted Tax Withholding.

(c) The Parties agree not to take any position that is inconsistent with the provisions of Section 2.1(b) on any Tax return or in any Tax audit or other administrative or judicial proceeding unless required by Applicable Law or final determination within the meaning of Section 1313 of the Code. If there is an inquiry by any Governmental Authority of the Sellers or the Purchaser related to the treatment described in

Section 2.1(b), the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner that is consistent with Section 2.1(b).

Section 5.11 Existence. Each Seller Party shall (a) preserve and maintain its existence (provided, however, that nothing in this Section 5.11 shall prohibit the Seller Parties from entering into any merger or consolidation that is otherwise permitted by this Agreement, or, subject to obtaining Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall be deemed unreasonable for Purchaser to withhold consent with respect to any such change that does not adversely impact Purchaser’s Liens, the intent of the structure of the transactions contemplated by the Transaction Documents, or Purchaser’s economic rights under the Transaction Documents) any change in corporate form or reincorporation in any jurisdiction for the purpose of optimizing Seller Parties’ structure for tax or transfer pricing purposes), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would reasonably be expected to have a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply with its organizational documents, except, in the case of this clause (d), for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. The Purchaser acknowledges and agrees (to the maximum extent permitted under Applicable Law), that it shall not, and shall not cause any other Person to, petition for the bankruptcy of the Seller Parties.

Section 5.12 Additional Covenants relating to Royalty Fund and Product Sub.

Each of Royalty Fund and Product Sub shall:

(a) only enter into contracts in its own name as a legal entity separate from the owners of its Equity Interests and from any other Person;

(b) not commingle its assets with assets of any other Person, except in connection with, and for the limited purposes of, the Lockbox Accounts, and, with respect to Royalty Fund, in connection with the XOMA Agreement;

(c) conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence;

(d) maintain separate books and records, showing its assets and liabilities separate and apart from those of any other person and not have its assets listed on any financial statement of any other person; provided, however, that Royalty Fund’s assets and Product Sub’s assets may be included in consolidated financial statements of the Company in conformity with the applicable provisions of GAAP (provided that such assets are also listed on Royalty Fund’s own separate balance sheet and Product Sub’s own separate balance sheet, respectively);

(e) pay its own liabilities and expenses only out of its own funds; provided that the foregoing shall not prohibit the payment of liabilities and expenses by the Company on behalf of Royalty Fund or Product Sub so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions or intercompany loans;

(f) maintain adequate (as determined in good faith by Royalty Fund or Product Sub, as applicable) capital in light of its contemplated business purpose, transactions and liabilities; and

(g) cause the representatives of Royalty Fund and Product Sub to act at all times with respect to the Sellers consistently and not in a manner opposed to the foregoing.

Section 5.13 Additional Sales; Liens.

(a) The Seller Parties shall not create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to the Covered License Milestones, the Covered License Royalties or Net Sales of the Company Products unless such additional revenue interests (or such economic equivalents) are subordinated to the Purchased Receivables as to payment, security and enforcement. For the avoidance of doubt, subject to compliance with this Section 5.13(a), the Seller Parties may create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to the Covered License Milestones, the Covered License Royalties or Net Sales of the Company Products without the consent of Purchaser.

(b) Except as permitted pursuant to Section 5.7(a) (Termination of the Covered License Agreements), Section 5.15 (Change of Control), Section 5.17 (Out-Licenses for Company Products), the Seller Parties shall not dispose of, assign or otherwise transfer, in whole or in part, any Covered License Agreement, the Purchased Receivables or any of the Seller Parties’ right, title or interest in or to the Regulatory Approvals or In-Licenses. Except as permitted pursuant to Section 5.7(a) (Termination of the Covered License Agreements) and Section 5.16 (Out-Licenses for Company Products), and except for Liens granted pursuant to the Betta Agreement, the Seller Parties shall not transfer, encumber or grant any Lien on the Intellectual Property Rights in the Territory or the Covered License Agreements.

(c) [***]

(d) Upon the occurrence of the Security Release Event, the Purchaser agrees that Liens granted to Purchaser pursuant to the Pledge and Security Agreement and the BOT/BAL Security Agreement shall be automatically terminated and hereby authorizes the Seller Parties to file termination statements as are necessary to remove such liens of record (including without limitation UCC-3 termination statements and filings with the Patent Office).

Section 5.14 Change of Control. The Company shall not, directly or indirectly, effectuate or consummate a Change of Control; provided, however, that the Company may, directly or indirectly, effectuate or consummate if (i) the acquiring Person in such Change of Control (if other than the Company) is a Qualified Party and (ii) to the extent that the Company is party to such Change of Control and is not the surviving Person, such surviving Person expressly assumes all the obligations of the Company under the Transaction Documents to which the Company is party, in which case such surviving Person shall succeed to, and be substituted for, the Company under the Transaction Documents to which the Company is party and the Company shall automatically be released and discharged from its obligations under the Transaction Documents to which the Company is party.

Section 5.15 In-Licenses.

(a) The Company shall promptly [***] provide the Purchaser with (i) executed copies of any In-License entered into by the Company or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b) The Company shall comply in all material respects with its obligations under the LICR Agreements, the Selexis Agreements, and any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, [***] after receipt of any written or oral notice by the Company or any of its Affiliates with respect to an alleged material breach under any In-License, the Company shall provide the Purchaser a copy (or, in the case of oral notices, a written summary) thereof. The Company shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Purchaser upon curing any such breach. The Company shall provide the Purchaser with written notice following [***] becoming aware of a counterparty’s material breach of its obligations under any In-License. The Company shall not terminate (i) any In-License without providing the Purchaser prior written notice, (ii) the LICR Agreements or (iii) the Selexis Agreements. The Company shall not make or enter into any amendment, supplement or modification to, or grant any waiver under any provision of, the LICR Agreements or the Selexis Agreements without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent that such amendment, supplement, modification or grant would reasonably be expected to have a material adverse effect on the timing, amount or duration of the Royalty Payments. Promptly, [***] the Company’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Company shall provide the Purchaser a copy thereof.

Section 5.16 Out-Licenses for Company Products.

(a) Subject to compliance with this Section 5.16 and, with respect to Licensed Products, Section 5.7, the Company may enter into Out-Licenses with one or more Qualified Parties without the Purchaser’s prior written consent. Except as set forth in the proviso, the Seller Parties and their Affiliates may not enter into any other Out-Licenses without the Purchaser’s prior written consent; provided that the Seller Parties and their Affiliates may, without Purchaser’s consent, enter into non-exclusive Out-Licenses in any country that is not a Major Market in connection with the establishment of strategic co-marketing, co-promotion and distribution agreements whether or not such counterparty is a Qualified Party, [***]. In addition, Purchaser hereby agrees to release or modify any liens to the extent reasonably necessary in connection with an Out-License with a Qualified Party.

(b) The Company shall promptly [***] provide the Purchaser with (i) executed copies of each Out-License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of an Out-License.

(c) The Company shall include in all Out-Licenses (i) provisions permitting the Company to audit such Licensee and to share royalty reports with the Purchaser (it being understood that Purchaser need not be named by name) (ii) provisions directing that amounts owed to the Company be paid to the Company Product Lockbox Account.

(d) The Company shall provide the Purchaser prompt [***] written notice of a Licensee’s material breach of its obligations under any Out-License of which any of the individuals named in the definition of “Knowledge” (or the successors of such Person at the Company) becomes aware.

(e) The Company shall provide the Purchaser with written notice promptly [***] following the termination of any Out-License.

(f) Any Out-License entered into by the Sellers in accordance with this Section 5.16 shall be deemed to be a Covered License Agreement for all purposes hereunder, and Purchaser shall have a first lien security interest in such Out-License and the receivables thereunder pursuant to the Security Agreement.

Section 5.17 Amendment to Disclosure Schedule. At least five (5) Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Purchaser amendments to the Disclosure Schedule with respect to any event or matter which occurs after the Closing Date, if any, or confirm in writing that the Seller Parties make no amendments to the Disclosure Schedule. With respect to any amendment of the Disclosure Schedule (and the underlying events with respect to such disclosure), if such disclosure and underlying event would constitute or reasonably be expected to result in a Material Adverse Effect, the Purchaser shall have the right to terminate this Agreement. If the Purchaser does not exercise its right to terminate this Agreement within the five Business Day period preceding the anticipated Closing Date, the Purchaser shall be deemed to have waived such right with respect to such event or matter and the applicable representations shall be deemed to have been qualified as set forth in the amended Disclosure Schedule for purposes of satisfying the conditions to the Closing set forth in Section 6.2.

Section 5.18 Product Sub Organizational Documents. Prior to the Closing, the Company and Product Sub shall amend and restate the limited liability company operating agreement of Product Sub in substantially the form attached hereto as Exhibit J.

Section 5.19 Counterparty Consent. Company shall use its reasonable best efforts (without the obligation to incur any expense) to obtain the consent of Gilead to the transactions contemplated by this Agreement on or prior to the Closing Date, provided, however, Gilead’s consent shall not be condition to Closing, and provided, further, that if such consent has not been obtained as of the Closing, the Company shall continue to use its reasonable best efforts (without the obligation to incur any expense) to obtain such consent [***].

Section 5.20 Other Matters. [***]

Section 5.21 Syndication.

(a) The Company shall have the right at any time between the date of this Agreement [***] (the “Syndication Period”) to obtain a written commitment for additional funding (a “Funding Commitment”) from one or more Third Parties (each an “Additional Co-Investor”) in an aggregate amount up to $125,000,000. Notwithstanding the foregoing, in no event shall any Additional Co-Investor (together with any of such Additional Co-Investor’s Affiliates) be permitted to invest more than [***]. Any such written commitment shall be subject to the terms and conditions of this Agreement, including this Section 5.21. The Company is entitled to accept or reject any proposed additional investment for any reason in its sole discretion. The Company may request Purchaser’s consent to an extension of the Syndication Period for any prospective Additional Co-Investor who is actively evaluating a Funding Commitment as of the last day of the Syndication Period, which consent may be granted or withheld in Purchaser’s sole discretion.

(b) Any such additional investment will be made through a co-investment special purpose entity (a “Co-Investment Vehicle”) established and controlled at all times by the Purchaser for the purpose of facilitating additional funding by an Additional Co-Investor(s). For each additional investment, this Agreement would, substantially concurrently with the closing of each additional investment, be amended to (a) increase the Purchase Price by the amount of such additional funding, (b) proportionately increase the Applicable Percentages based on the amount of such additional funding, (c) proportionately increase the amount of the Gilead Option Payment and (d) such other changes as are mutually agreed as are necessary to account for the additional funding amount. If an additional investment is made pursuant to this Section 5.21, Purchaser shall, if required, assign this Agreement to the Co-Investment Vehicle.

(c) The purpose of this agreed structure is to insure that the Purchaser maintains control over decisions relating to the taking or not taking actions under this Agreement and the other Transaction Documents, with any such Additional Co-Investors being passive investors with the right to receive the same economics as the Purchaser. If the structure of such additional funding contemplated by this Section 5.21 is not feasible for tax, regulatory or other legal reasons, then the Parties shall cooperate to effect such additional funding in a manner that achieves the intentions set forth herein. Any such alternative structure shall be subject to the consent of the Company and the Purchaser, not to be unreasonably withheld, conditioned or delayed.

(d) In the event that during the Syndication Period, multiple Additional Co-Investors provide Funding Commitments, the Parties will cooperate to schedule a single additional closing to effect such additional fundings on a mutually agreeable date.

ARTICLE VI
THE CLOSING

Section 6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Eastern Standard Time, five (5) Business Days following the date the conditions set forth in Sections 6.2 and 6.3 are satisfied (the “Closing Date”) by electronic exchange of signatures, or on such other date, at such other time or at such other place, in each case as the Parties mutually agree.

Section 6.2 Closing Deliverables of the Sellers. At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchaser the following:

(a) a counterpart signature page to the Closing Date Bills of Sale, each duly executed by the Company and the Royalty Fund, as applicable;

(b) a counterpart signature page to each of the Gilead Payment Direction Letter, the UroGen Payment Direction Letter and the BMS Payment Direction Letter, each duly executed by the Company;

(c) an opinion of Meister Seelig & Fein, counsel to the Sellers, in form and substance reasonably satisfactory to the Purchaser;

(d) a duly executed certificate of an executive officer of the Seller Parties dated as of the Closing Date and (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller Parties and (y) resolutions of the governing body of the Sellers authorizing and approving the execution, delivery and performance by the Seller Parties of the Transaction Documents and the transactions contemplated hereby and thereby, (ii) setting forth the incumbency of the officer or officers of the Seller Parties who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Seller Parties’ jurisdictions of organization, stating that the Seller Parties are in good standing under the laws of such jurisdictions;

(e) a duly executed certificate of an executive officer of the Company certifying that (i) no Material Adverse Effect shall have occurred and (ii) the representations and warranties of the Seller Parties in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7(b), 3.10, 3.13 and 3.14, as amended pursuant to Section 5.17, if applicable, shall be true, correct and complete in all respects and (iii) the representations and warranties of the Seller Parties in ARTICLE III (other than those specified in Section 6.2(e)(ii)), shall be true, correct and complete in all respects except where the failure to be true, correct or complete would not reasonably be expected to have a Material Adverse Effect;

(f) a counterpart signature page to the Security Agreements duly executed by each of the Company, the Royalty Fund and Product Sub;

(g) a counterparty signature page to the Pledge and Security Agreement duly executed by the Company;

(h) fully executed copies of the Contribution Agreement and the Intercompany License Agreement;

(i) UCC-1 financing statements to evidence and perfect the sale, assignment, transfer, conveyance and grant of the Purchased Receivables pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(d); and

(j) duly executed IRS Form W-9s from each of the Company and Royalty Fund certifying that such Party is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding.

Section 6.3 Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller Parties the following:

(a) a counterpart signature page to the Closing Date Bill of Sale – Purchaser, duly executed by the Purchaser;

(b) a counterpart signature page to the Security Agreements, duly executed by the Purchaser;

(c) a counterpart signature page to the Pledge and Security Agreement, duly executed by the Purchaser;

(d) the Closing Payment in accordance with Section 2.2;

(e) a duly executed IRS Form W-9 from the Purchaser certifying it is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding; and

(f) a duly executed certificate of an executive officer of the Purchaser dated as of the Closing Date and setting forth the incumbency of the officer or officers of the Purchaser who have executed and delivered the Transaction Documents to which the Purchaser is a party, including therein a signature specimen of each such officer or officers.

Section 6.4 Lockbox Accounts; Collection Account; Account Control Agreements.

(a) The Company will establish the Licensed Product Lockbox Account [***] for the purpose of depositing all payments to be made by any Counterparty pursuant to each Covered License Agreement for Licensed Products, which payments shall include all Purchased Receivables (including distributions from the XOMA Escrow Agreement but excluding Company Product Revenue Payments) payable to the Purchaser pursuant to this Agreement.

(b) The Company shall pay all fees, expenses and charges of the Account Bank pursuant to the terms of the Account Control Agreement by depositing sufficient funds into the Licensed Product Lockbox Account when such fees, charges and expenses are due. The Sellers agree that all Purchased Receivables deposited into the Licensed Product Lockbox Account are to be held in trust for the benefit of the Purchaser, and that the Sellers disclaim and waive any claim or interest in such Purchased Receivables, so that the Purchaser may be assured of receiving the Purchased Receivables owned by the Purchaser.

(c) The Company will establish the Company Product Lockbox Account [***] for the purpose of depositing all payments to be made by any licensees and account debtors with respect to proceeds arising from sales of Company Products or any other payments relating to Company Products. The Company will instruct all such licensees and account debtors (including any parties to an Out-License entered into pursuant to Section 5.16) to remit any amounts owed to the Company in respect of the Company Products to the Company Product Lockbox Account. To the extent any proceeds arising from sales of Company Products or any other payments related to Company Products are paid directly to the Company, the Company shall remit to the Company Product Lockbox Account all such amounts no less than quarterly.

(d) The Company will establish the Company Product Collection Account at least [***] and cause all funds on deposit in the Company Product Lockbox Account to be swept daily to the Company Product Collection Account. With respect to any amounts that are deposited in the Collection Account, so long as all payment obligations of any Seller Party to Purchaser under this Agreement have been made, (i) [***] and (ii) any remaining amounts may be disbursed to another account of the Company from time to time at the direction of the Company. On each Royalty Payment Date, the Company shall instruct the Account Bank to disburse to the Purchaser an amount equal to the lesser of (x) the funds on deposit in the Collateral Account and (y) the Company Product Revenue Payment for such Royalty Payment Date. If the amount to be disbursed to the Purchaser on any Royalty Payment Date pursuant to the preceding sentence is less than the Company Product Revenue Payment to which the Purchaser is entitled, the Company shall pay the amount of such shortfall to the Purchaser on such Royalty Payment Date.

(e) [***]

(f) The Company shall pay all fees, expenses and charges of the Account Bank pursuant to the terms of the Account Control Agreement by depositing sufficient funds into the Company Product Lockbox Account when such fees, charges and expenses are due. The Company agrees that all Purchased Receivables deposited into the Product Sub Lockbox Account are to be held in trust for the benefit of the Purchaser, and that the Company disclaims and waives any claim or interest in such Purchased Receivables, so that the Purchaser may be assured of receiving the Purchased Receivables owned by the Purchaser.

(g) The Sellers shall have no right to terminate the Lockbox Accounts or the Company Product Collection Account without the Purchaser’s prior written consent.

(h) The Company undertakes to account for ex-U.S. sales of the Company Product in a manner consistent with the spirit of the provisions of this Section 6.4, which may include, [***]

ARTICLE VII
INDEMNIFICATION

Section 7.1 Indemnification by the Sellers. The Sellers jointly and severally agree to indemnify, defend and hold harmless the Purchaser and its Affiliates and any or all of their respective partners, directors, trustees, officers, managers, employees, members, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from (a) any breach of any representation or warranty made by the Sellers in any of the Transaction Documents or in any certificate delivered by the Sellers to the Purchaser in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of the Sellers in any of the Transaction Documents or License Agreements, (c) any Excluded Liabilities and Obligations, (d) any product liability claims relating to a Covered Product, (e) any claims of infringement or misappropriation of any Intellectual Property Rights by any Third Parties against the Purchaser or any of its Affiliates or LICR or (f) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Sellers or any of their Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by any of them in connection with the transactions contemplated by this Agreement. Any amounts due to any

Purchaser Indemnified Party hereunder shall be payable by the Sellers to such Purchaser Indemnified Party upon demand.

Section 7.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold each of the Sellers and their Affiliates and any or all of their respective partners, directors, officers, managers, members, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by the Purchaser in any of the Transaction Documents or any certificate delivered by the Purchaser to the Sellers in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of the Purchaser in any Transaction Document to which the Purchaser is a party or (c) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.

Section 7.3 Claims. A claim by an indemnified party under this ARTICLE VII for any matter in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 7.3, the Sellers shall be entitled to deliver such notice of demand to the Purchaser on behalf of the Seller Indemnified Parties, and the Purchaser shall be entitled to deliver such notice of demand to the Sellers on behalf of the Purchaser Indemnified Parties.

Section 7.4 Survival. All representations, warranties and covenants made in this Agreement, in any other Transaction Document or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on any such representation, warranty or covenant shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 7.5 Remedies. Except in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct and except as set forth in Section 10.1 or in the other Transaction Documents, (a) the indemnification afforded by this ARTICLE VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document and (b) the Purchaser acknowledges and agrees that the Purchaser, together with its Affiliates and representatives, has made its own investigation of the Purchased Receivables and the transactions contemplated by the Transaction Documents and is not relying on, and shall have no remedies in respect of, any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Purchased Receivables, or as to the creditworthiness of any Counterparty (or any of their respective Affiliates).

Section 7.6 Limitations. Neither any Seller Indemnified Party nor the Purchaser Indemnified Party shall have any liability for, or Losses be deemed to include, any special, punitive or exemplary damages, or any lost profits, whether in contract or tort, regardless of whether the other Party shall be advised, shall have reason to know, or in fact shall know of the possibility of such damages suffered or incurred by any such Seller Indemnified Party or the Purchaser Indemnified Party in connection with this Agreement any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except to the extent any such damages are actually paid to a Third Party in accordance with Section 7.3. Notwithstanding the foregoing, the limitations set forth in this Section 7.6 shall not apply to any claim for indemnification hereunder in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct. The aggregate amount of Losses for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to this Article VII will not exceed [***]. The Parties acknowledge and agree that (a) the Purchaser’s Losses, if any, for any indemnifiable events under this Agreement will typically include Losses for Purchased Receivables that the Purchaser was entitled to receive in respect of its ownership of the Purchased Receivables but did not receive timely or at all due to such indemnifiable event and (b) subject to this Section 7.6, the Purchaser shall be entitled to make indemnification claims for all such missing or delayed Purchased Receivables that the Purchaser was entitled to receive in respect of its ownership of the Purchased Receivables as Losses hereunder (which claims shall be reviewed and assessed by the Parties in accordance with the procedures set forth in this ARTICLE VII), and such missing or delayed Purchased Receivables shall not be deemed special, punitive or exemplary damages, or lost profits for any purpose of this Agreement.

Section 7.7 Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE VII will be treated as an adjustment to the Purchase Price for all Tax purposes to the fullest extent permitted by Applicable Law.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this ARTICLE VIII or otherwise agreed in writing by the Parties, the Parties agree that, during the term of this Agreement and until the tenth (10th) anniversary of the date of termination of this Agreement, each Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement or this Agreement, including the terms of this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, or becomes known to the Receiving Party from a source other than the Disclosing Party and its representatives without any breach of this Agreement, in each case as evidenced by written records (provided that if such information was disclosed to the Receiving Party on a non-confidential basis by a source that is not the Disclosing Party, such source to the knowledge of the Receiving Party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Agreement; or

(c) was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.

Section 8.2 Termination of Confidentiality Agreement. Effective upon the date hereof, the Existing Confidentiality Agreement shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article VIII.

Section 8.3 Permitted Disclosure. In the event that the Receiving Party or its Affiliates or any of its or its Affiliates’ representatives are requested by a governmental or regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Applicable Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Receiving Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over the Receiving Party, its Affiliates or its or its Affiliates’ representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Purchased Receivables or this Agreement. The Receiving Party may disclose Confidential Information to its Affiliates, its and their employees, directors, officers, contractors, agents, and representatives, and to potential or actual acquirers, merger partners, permitted assignees, investment bankers, investors, limited partners, partners, lenders, or other financing sources (including, in the case of the Sellers, any party evaluating the acquisition of any portion of the Purchased Receivables that are not included in the Purchased Receivables), and their respective directors, employees, contractors and agents; provided that such person or entity agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this Article VIII. Further, notwithstanding anything contained in this Article VIII to the contrary, the Sellers may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, subject to the Sellers’ obligations set forth in Section 5.2.

Section 8.4 Other Relevant Obligations. In addition to, and without limiting, the Purchaser’s obligations under this Article VIII, the Purchaser shall fully comply with any confidentiality obligations of the Sellers or any of their Affiliates under the Covered License Agreements that are applicable to the Confidential Information.

ARTICLE IX
TERMINATION

Section 9.1 Pre-Closing Termination.

(a) This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing:

(i) by mutual written consent of the Purchaser and the Company;

(ii) by the Purchaser or the Company if the Closing does not occur on or before July 31, 2024 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement set forth in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii) by the Purchaser, upon a breach of or failure to perform any covenant or agreement on the part of the Sellers set forth in this Agreement, or if any representation or warranty contained in ARTICLE III shall have become untrue, in either case, such that any of the conditions set forth in Section 6.2 would not be satisfied; provided, however, Purchaser may not terminate this Agreement pursuant to and in accordance with this Section 9.1(a)(iii) if such breach is curable and is cured by the earlier of the Outside Date and the date that is [***] after Purchaser notifies the Company in writing of such breach, failure to perform or inaccuracy;

(iv) by the Company, upon a breach of or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty contained in ARTICLE IV shall have become untrue, in either case, such that any of the conditions set forth in Section 6.3 would not be satisfied; provided, however, the Company may not terminate this Agreement pursuant to and in accordance with this Section 9.1(a)(iv) if such breach is curable and is cured by the earlier of the Outside Date and the date that is [***] after the Company notifies Purchaser in writing of such breach, failure to perform or inaccuracy;

(b) Effect of Termination. In the event of a termination of this Agreement pursuant to and in accordance with Section 9.1, this Agreement shall immediately become void and of no further force and effect (other than Section 5.2, ARTICLE VII, ARTICLE VIII, this ARTICLE IX and ARTICLE X, which shall survive the termination of this Agreement) without any liability or obligation on the part of any Party, (i) other than liabilities and obligations under the Confidentiality Agreement and (ii) except that no such termination shall relieve any Party of any liability for Losses resulting from any actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct by such Party of this Agreement.

Section 9.2 Termination of Agreement Following the Closing.

(a) This Agreement shall terminate six (6) months following receipt by Purchaser of all payments of the Purchased Receivables to which it is entitled hereunder.

(b) Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.2(a), this Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of Section 5.2, ARTICLE VII, ARTICLE VIII, this ARTICLE IX and ARTICLE X shall survive such termination and shall remain in full force and effect, and (b) nothing contained in this Section 9.2 shall relieve any Party from liability for any breach of this Agreement that occurs prior to such termination.

ARTICLE X
MISCELLANEOUS

Section 10.1 Specific Performance. Each Party acknowledges and agrees that, if it fails to perform any of its obligations under any of the Transaction Documents, the other Parties will have no adequate remedy at law. In such event, each Party agrees that the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent by registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by e-mail with a confirmation of receipt, addressed to the recipient as follows:

if to the Sellers, to:

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305, USA

Attention: Chief Executive Officer

with copies to (which shall not constitute notice):

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305, USA

Attention: General Counsel

E-mail: [***]

and

Meister Seelig & Fein PLLC

125 Park Avenue, 7th Floor

New York, NY 10017
Attention: Mark J. Seelig and Denis A. Dufresne
Email: [***]

if to the Purchaser, to:

Ligand Pharmaceuticals Incorporated
555 Heritage Drive, Suite 200

Jupiter, FL 92121
Attention: Chief Executive Officer
Email: [***]

with copy to (which shall not constitute notice):

Ligand Pharmaceuticals Incorporated
101 Huntington, Suite 250

Boston, MA 02199
Attention: Senior Vice President, Investments and Business Development
Email: [***]

Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110

San Diego, CA 92121
Attention: General Counsel
Email: [***]

and

Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103
Attention: Conor F. Larkin; Andrew R. Mariniello
Email: [***]

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3 Successors and Assigns. The Sellers shall not be entitled to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Purchaser, subject to the proviso in clause (a) of Section 5.7. The Purchaser may, without the consent of the Sellers, assign any of its rights and delegate any of its obligations under this Agreement without restriction to any entity or entities; provided that in connection with any such assignment the Sellers shall be provided with an IRS Form W-9 or applicable IRS Form W-8, as appropriate, with respect to such assignee. Each Party shall give written notice to the other Parties of any assignment permitted by this Section 10.3 promptly[***] . The Sellers shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the Purchaser. Any purported assignment of rights or delegation of obligations in violation of this Section 10.3 will be void. Subject to the foregoing, this Agreement will apply to, be binding upon, and inure to the benefit of, the successors and permitted assigns of the Parties.

Section 10.4 Independent Nature of Relationship. The relationship between the Sellers and the Purchaser is solely that of seller and purchaser, and neither the Sellers nor the Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein or in any other Transaction Document shall be deemed to constitute the Sellers and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 10.5 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by any Party.

Section 10.6 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the Supreme Court of the State of New York, Borough of Manhattan, for purposes of any claim, action, suit or proceeding arising out of this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and agrees that all claims in respect thereof shall be heard and determined only in such courts. Each Party agrees to commence any such claim, action, suit or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action, suit or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Borough of Manhattan, and agrees not to bring any such claim, action, suit or proceeding in any other court. Each Party hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by Applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each Party agrees that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party acknowledges and agrees that this Section 10.6(b) constitutes a voluntary and bargained-for agreement between the Parties.

(c) The Parties agree that service of process in any claim, action, suit or proceeding referred to in Section 10.6(b) may be served on any Party anywhere in the world, including by sending or delivering a copy of such process to such Party in any manner provided for the giving of notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

Section 10.8 Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms. Any provision of this

Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.9 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or other similar means of electronic transmission, including “PDF”, and such facsimile or other electronic transmission shall be deemed an original.

Section 10.10 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.11 No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement or any of the other Transaction Documents. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Sellers shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Seller Indemnified Parties and the Purchaser shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Purchaser Indemnified Parties.

Section 10.12 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

SELLER PARTIES:

AGENUS, INC., a Delaware Corporation

By:
Name: Garo H. Armen, PhD
Title: Chairman and Chief Executive Officer

AGENUS ROYALTY FUND, LLC, a Delaware limited liability company

By:
Name: Garo H. Armen, PhD
Title: President

AGENUS HOLDINGS 2024, LLC, a Delaware limited liability company

By:
Name: Garo H. Armen, PhD
Title: President

[Signature Page to Purchase and Sale Agreement]

purchaser:

LIGAND PHARMACEUTICALS INCORPORATED

By: __________________________________________

Name: Todd Davis

Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

Exhibit A-1

Form of Closing Date Bill of Sale – Company

[***]

Exhibit A-2

Form of Closing Date Bill of Sale – Royalty Fund

[***]

Exhibit B

Form of Contribution Agreement

[***]

Exhibit C

Disclosure Schedules

[***]

Exhibit D

Form of Pledge and Security Agreement

[***]

Exhibit E

Form of Intercompany License Agreement

[***]

Exhibit F

[***]

Exhibit G-1

Form of BOT/BAL Security Agreement

[***]

Exhibit G-2

Form of Security Agreement

[***]

Exhibit H-1

LICR Agreements

[***]

Exhibit H-2

Selexis Agreements

[***]

Exhibit I-1

BMS Agreement

[***]

Exhibit I-2

Gilead Agreement

[***]

Exhibit I-3

Incyte Agreement

[***]

Exhibit I-4

Merck Agreement

[***]

Exhibit I-5

UroGen Agreement

[***]

Exhibit J

Sellers Account

[***]

Exhibit K

Form of Product Sub Operating Agreement

[***]

Exhibit L

[***]

[***]

Schedule 1.1

• [***]

• [***]

• [***]

• [***]

• [***]

• [***]

Schedule 1.2

[***]

Schedule 1.3

[***]